Exhibit 10.11

LEASE AGREEMENT

by and between

CA-SKYPORT III LIMITED PARTNERSHIP

(“Landlord”)

and

BROCADE COMMUNICATIONS SYSTEMS, INC.

(“Tenant”)

January 28, 2010

EXHIBITS

Exhibit A	Land

Exhibit B	Premises

Exhibit C	Leased Exterior Equipment

Exhibit D	Form of Bill of Sale

Exhibit E	Market Rent Analysis

Exhibit F	Components of Base Building Systems

BASIC LEASE INFORMATION

Lease Date:	January 28, 2010

Landlord:	CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership

Landlord’s Address:	CA-Skyport III Limited Partnership
1740 Technology Drive, Suite 150
San Jose, California 95110 Attention: Skyport Property Manager

With copies to:

Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403
Attn: Managing Counsel

and to:

Equity Office
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attn: Lease Administration

And a copy to:

Allen Matkins Leck Gamble Mallory & Natsis, LLP
1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

Tenant:	BROCADE COMMUNICATIONS SYSTEMS, INC.

Tenant’s Address:	1745 Technology Drive
San Jose, California 95110
Attn: Michael Hirahara, VP, Global Real Estate & Facilities

with a copy to:

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, California 95110
Attn: Richard Deranleau, CFO

And a copy to:

SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, California 94105
Attn: Jodi Fedor

Land:	The real property described on Exhibit A attached hereto.

Building:	The building located at 1600 Technology Drive, San Jose, California

Premises:	The entire Building as depicted on Exhibit B attached hereto.

Project:	The Land and Building

Rentable Area of the Premises:	One Hundred Ninety-Three Thousand Nine Hundred Seventy-Seven (193,977) rentable square feet (the “Rentable Area”).

Tenant’s Use of the Premises:	General office, research and development uses, laboratory and/or administrative use; provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s “Permitted Use,” as that term is defined in Section 4(a) of this Lease, violate, (A) all “Laws,” as that term is set forth in Section 5(c)(v) of this Lease, and (B) all applicable zoning, building codes and the “Encumbrances,” as that term is set forth in Section 4(a) of this Lease.

Lease Term:	The period commencing on the Commencement Date and ending on the day immediately preceding the second anniversary of the Commencement Date (the “Initial Term”); with the right to extend for four (4) additional six (6) month terms (each a “6-Month Extension Term”), and subsequently for two (2) additional five (5) year terms (each, a “5-Year Extension Term” and collectively with the 6-Month Extension Terms, the “Extension Terms”), all in accordance with Section 2. The Initial Term and any Extension Term(s) shall collectively be defined as the “Term”.

Commencement Date:	The Closing Date (as defined in the Purchase Agreement) for Landlord’s acquisition of the Project from Tenant’s affiliate, Brocade Communications Systems Skyport LLC (“Seller”). Landlord and Tenant currently anticipate that the Closing Date shall occur on or before January 28, 2010.
Monthly Base Rent:

Period	Monthly NNN Rent / sq. ft.	Monthly NNN Rent Total
Lease Year One	$1.35	$261,868.95
Lease Year Two	$1.39	$269,628.03
First Extension Term (if any)	$1.43	$277,387.11
Second Extension Term (if any)	$1.43	$277,387.11
Third Extension Term (if any)	$1.47	$285,146.19
Fourth Extension Term (if any)	$1.47	$285,146.19
Fifth Extension Term (if any)	Fair Market Rental Value, as determined in accordance with Section 2(b)(ii)
Sixth Extension Term (if any)	Fair Market Rental Value, as determined in accordance with Section 2(b)(ii)

Security Deposit:	None

Landlord’s Broker:	None

Tenant’s Broker:	Studley, whose fee or commission (if any) will be paid by Tenant pursuant to a separate agreement between Studley and Tenant

Purchase Agreement:	Real Estate Sale Agreement dated as of January 25, 2010, by and between Seller, as seller, and Landlord, as purchaser.

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

LANDLORD:

CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LH GP Holdings LLC, a Delaware limited liability company

By:
Name:
Its:

TENANT:

BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation

By:
Name:
Its:

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of January 28, 2010, by and between CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (“Tenant”).

1. PREMISES.

(a) Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the “Premises” (as defined in the Basic Lease Information).

(b) Common Area. The term “Project Common Area” or “Common Area” shall mean all areas and facilities within the Project that are defined in the Skyport Plaza (Adjusted Parcel II) Declaration of Common Easements, Covenants, Conditions and Restrictions (the “Declaration”) as “Parcel II Common Area”, and that are located outside the perimeter footings of any buildings now or hereafter located in the Project, and any other areas within the Project that are reasonably designated as Common Areas by Landlord; provided, however, as long as Tenant leases one hundred percent (100%) of the Building, no portion of the Building or any other building now or hereafter located in the Project shall be designated as a Common Area. Landlord and Tenant acknowledge that pursuant to the Declaration, the EOP Owner (as defined in the Declaration) is responsible for the maintenance, repair, insurance and replacement of the Common Area, all on the terms and conditions of, and subject to the allocation and assessment of costs incurred as provided in, the Declaration. Accordingly, (i) neither Landlord nor Tenant shall be responsible for maintenance, repair, insurance or replacement of the Common Area, provided that Landlord shall use commercially reasonable efforts to enforce the obligations of the EOP Owner under the Declaration, and (ii) Tenant shall be responsible for payment, as an “Expense” hereunder, of all “Assessments” attributable to the “Brocade Parcel” pursuant to the terms of Article IV of the Declaration, provided, however, that any portion of Assessments that is attributable to a Capital Expenditure (as defined in Section 7(d) below) shall be amortized over the useful life of the capital item in question as determined in accordance with the Practice Standard (as defined in Section 3(b)((i)(D)(1)(v)), together with interest on the unamortized balance at the Amortization Rate (as defined in Section 3(b)(i)(D)(1)(v)), and only the annual amortized portion of such cost shall be included in Expenses and payable by Tenant in any year. Costs that are chargeable to Brocade Owner or otherwise made the responsibility of the Brocade Owner under the Declaration which are not Assessments, and which do not result from the actions of Tenant, shall not be the responsibility of Tenant hereunder.

2. TERM AND POSSESSION.

(a) Term. The initial term of this Lease (the “Term”) shall commence on the Commencement Date specified in the Basic Lease Information (the “Commencement Date”), and shall expire on the day immediately preceding the second anniversary of the Commencement Date (the “Expiration Date”), subject to Tenant’s right to extend the Term pursuant to Section 2(b).

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(b) Options To Extend the Term.

(i) 6-Month Extension Terms. The Tenant originally named in this Lease (the “Original Tenant”), and any other “Qualifying Party,” as that term is defined in Section 2(b)(iii) below, shall have the right to extend the Term for each of the 6-Month Extension Terms (as defined in the Basic Lease Information) upon the initial Expiration Date or the Expiration Date as extended by any previous Extension Term, as applicable, by giving written notice (“Exercise Notice”) to Landlord at least twelve (12) months prior to the Expiration of the immediately preceding Term. The Monthly Base Rent during each of the 6-Month Extension Terms shall be as shown in the Basic Lease Information.

(ii) 5-Year Extension Terms. If Tenant exercises all of the 6-Month Extension Terms, then Original Tenant and any other Qualifying Party subsequently shall have the right to further extend the Term for each of the 5-Year Extension Terms (as defined in the Basic Lease Information) upon the Expiration Date as extended by any previous Extension Term by giving the Exercise Notice to Landlord not more than fifteen (15) and not less than twelve (12) months prior to the then Expiration Date, provided that, as of the date of delivery of the Exercise Notice, Tenant is not in Default under this Lease after expiration of any applicable notice and cure period. The Monthly Base Rent during each 5-Year Extension Term shall be the “Fair Market Rental Value” as that term is defined in Exhibit E, attached hereto, as such Fair Market Rental Value is determined pursuant to Exhibit E, attached hereto. The calculation of the “Fair Market Rental Value” for the 5-Year Extension Terms shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit E, and thereafter, the Fair Market Rental Value shall be stated as a “Net Equivalent Lease Rate” for each year of the subject 5-Year Extension Term.

(A) The Fair Market Rental Value shall be determined as follows:

(1) Within fifteen (15) days after receipt of Tenant’s Exercise Notice, and at least ninety (90) days prior to the commencement of the applicable Extension Term, Landlord shall deliver to Tenant a good faith written proposal of the Fair Market Rental Value. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (a) that Tenant accepts Landlord’s proposal or (b) that Tenant elects to submit the determination of Fair Market Rental Value to arbitration in accordance with this Section 2(b)(ii)(A). If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Fair Market Rental Value shall be binding upon Tenant.

(2) If Tenant timely elects to submit the determination of Fair Market Rental Value to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Fair Market Rental Value. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Fair Market Rental Value for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Monthly Base Rent for the applicable Extended Term. If Landlord and Tenant are unable to agree on the Fair Market

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Rental Value within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Fair Market Rental Value (set forth on a net effective rentable square foot per annum basis consistent with Exhibit E). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Value shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with this Section 2(b)(ii)(A).

(3) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent appraiser or real estate broker with at least five (5) years of experience in appraising or leasing office space in Santa Clara County (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(4) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Fair Market Rental Value by choosing whichever of the estimates submitted by Landlord and Tenant the Qualified Appraiser judges to be more accurate. The Qualified Appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding. If the Qualified Appraiser believes that expert advice would materially assist him, the Qualified Appraiser may retain one or more qualified persons to provide expert advice. The fees of the Qualified Appraiser and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Qualified Appraiser, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

(B) To the extent that a binding decision has not been completed or reached prior to the expiration of any preceding period for which Monthly Base Rent has been determined, Tenant shall pay Monthly Base Rent at the previous Monthly Base Rent, with an adjustment to be made once Fair Market Rental Value is ultimately determined by binding appraisal.

(iii) Terms Applicable to All Extension Terms. From and after the commencement of each Extension Term, all of the other terms, covenants and conditions of the Lease shall also apply; provided, however, that references to the Term shall be deemed to include the then-applicable Extension Term, and during the second 5-Year Extension Term Tenant shall have no further rights to extend the Term. The rights contained in this Section 2(b) may be exercised by (i) Original Tenant, or (ii) any “Affiliate,” as that term is defined in Section 9(g) of this Lease, who becomes an assignee of Original’s Tenant’s entire interest in this Lease in accordance with the terms of Section 9(g) of this Lease, or (iii) any “Transfer Entity” pursuant to a “Permitted Transfer,” as those terms are defined in Section 9(e) of this Lease (the parties identified in (i), (ii) and (iii) individually, a “Qualifying Party” and collectively “Qualifying Parties”).

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(c) Condition of the Premises / As-Is Sale to Landlord. Prior to the Commencement Date, Tenant owned the Project. On the sale of the Project to Landlord, Tenant shall remain in possession and occupancy of the Premises during the Term, subject to the terms and conditions of this Lease. Landlord and Tenant acknowledge that Landlord has purchased the Project from Tenant on an “as-is”, with all faults and defects basis in accordance with the Purchase Agreement. From and after the Commencement Date, the terms of this Lease shall govern and control the respective rights and obligations of Landlord and Tenant with regard to the physical condition of the Premises (provided that the foregoing shall not be deemed a waiver of any of Landlord’s rights as Purchaser under the Purchase Agreement, including as such rights may relate to any breach of the terms of the Purchase Agreement by Tenant, or any representations or warranties made by Tenant, in each case as Seller under the Purchase Agreement). Accordingly, in the event of any conflict between the express terms and conditions of this Lease and the terms and conditions of the Purchase Agreement, the express terms and conditions of this Lease shall prevail. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises, Building, Project or Common Area, or with respect to the suitability or fitness of the Premises, Building, Project or Common Area for the conduct of Tenant’s Permitted Use or for any other purpose. By remaining in occupancy of the Premises as of the Commencement Date, Tenant shall be deemed to have accepted the Premises, Land, Project and Common Area (i) on an “as-is”, with all faults and defects basis, and (ii) as suitable for the purpose herein intended.

3. RENT.

(a) Monthly Base Rent. Commencing on the Commencement Date and continuing throughout the Term of this Lease, Tenant shall pay the monthly base rent specified in the Basic Lease Information (“Monthly Base Rent”), on the first day of each month, in advance, in lawful money of the United States (without any prior demand therefor and without deduction or offset whatsoever, except as expressly provided in this Lease), to Landlord at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. If any Rent payment date (including the Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

(b) Additional Charges for Expenses and Taxes. In addition to Monthly Base Rent, commencing on the Commencement Date and throughout the Term, Tenant shall pay to Landlord or to third parties (as applicable) all Additional Charges (as defined below) as and when payable as provided in this Section 3(b), at the place where the Monthly Base Rent is payable, and Landlord shall have the same remedies for a Default in the payment of Additional Charges as for a Default in the payment of Monthly Base Rent.

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(i) Definitions of Additional Charges: For purposes of this Lease, the following terms shall have the meanings hereinafter set forth:

(A) “Additional Charges” shall mean Expenses payable by Tenant pursuant to Section 3(b)(iii) and Real Estate Taxes payable by Tenant pursuant to Section 3(b)(ii) (the foregoing collectively sometimes being referred to herein as “Additional Charges for Expenses and Taxes”), and all other charges and other amounts whatsoever payable by Tenant under this Lease.

(B) “Tax Year” shall mean each twelve (12) consecutive month period commencing January 1st of the calendar year during which the Commencement Date of this Lease occurs, provided that Landlord, upon notice to Tenant, may change the Tax Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Real Estate Taxes (as hereinafter defined) shall be equitably adjusted for the Tax Years involved in any such change.

(C) “Real Estate Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, assessments, charges, fees and other impositions of every kind and nature, whether general, special, ordinary or extraordinary, levied upon or with respect to the Project or Landlord’s personal property used in the operation of the Project or Landlord’s interest in the Project. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for transit and/or parking, housing, police, fire or other governmental services or purported benefits to the Building or Project, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease, or on the use or occupancy of the Project or any part thereof by Tenant, or on the rent payable under this Lease, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13. Real Estate Taxes shall also include (i) any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; and (ii) any assessment, tax, fee, levy or charge, upon this

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Lease (but not upon the Purchase Agreement or any deed or other document to which Tenant is a party pursuant to the Purchase Agreement and any transfer tax applicable to the sale of the Property from Tenant to Landlord shall be excluded from the definition of Real Estate Taxes), creating or transferring the leasehold interest in the Premises to Tenant. Real Estate Taxes shall not include (1) franchise, transfer, inheritance or capital stock taxes, or (2) federal or state income taxes, or (3) penalties incurred as a result of Landlord’s failure to make payments of, and/or to file any tax or informational returns with respect to, any Real Estate Taxes (except to the extent such failure results from Tenant’s failure to make payment of Real Estate Taxes either prior to the Commencement Date (during the period of Tenant’s ownership of the Project) or as and when required hereunder, or to provide information or otherwise cooperate with Landlord in connection therewith). Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes; provided that such fees, costs and disbursements do not exceed the actual savings in Real Estate Taxes obtained by Tenant as a result of such proceeding over the Term. If any assessments are levied on the Building or Project, Tenant shall have no obligation to pay more than that amount of annual installments of principal and interest that would become due during the Term had Landlord elected to pay the assessment in installment payments, even if Landlord pays the assessment in full. If Landlord receives a refund of Real Estate Taxes, or a credit against its future Taxes, attributable to Real Estate Taxes paid with respect to any calendar year or portion thereof during the Term, then Landlord shall pay to Tenant an amount equal to that portion of the refund attributable to any period during the Term, net of any reasonable expenses incurred by Landlord in achieving such refund, and if this Lease shall have expired, or is otherwise terminated prior to Landlord’s receipt of any such refund or credit to which this sentence would otherwise apply, then Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord’s receipt of such refund. Landlord’s obligation to so refund to Tenant any such refund or credit of Real Estate Taxes shall survive such expiration or termination.

(D) “Expenses”

(1) “Expenses” shall mean the total costs and expenses and amounts of every kind and nature paid or incurred (without duplication) by Landlord in connection with the management, operation, maintenance, security, improvement, replacement and repair of the Premises, Building, Project and Project Common Area, including, without limitation, the following:

(i) If and to the extent not paid directly by Tenant, (a) the cost of air conditioning, electricity, steam, heating, mechanical, ventilating, elevator systems, access control and/or security systems, and all other utilities and services, and (b) the cost of supplies and equipment and maintenance and service contracts in connection therewith.

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(ii) If and to the extent not paid directly by Tenant, the cost of repairs and general maintenance and cleaning of the Premises, Building, Project, and Common Area.

(iii) The cost of fire, extended coverage, boiler, sprinkler, public liability, property damage, rent, and earthquake and flood (in the case of earthquake and flood, if Landlord elects to obtain it) and other insurance for the Premises, Building, Project and/or Common Areas obtained by Landlord (to the extent permitted by Section 10(f)), all including, without limitation, insurance premiums and deductible amounts paid by Landlord (provided, that the cost of such premiums and deductibles shall be consistent with Section 10(f), and any deductible amount paid by Landlord which relates to a Capital Expenditure shall be amortized over the useful life of the repair in question in the same manner as a capital expenditure, all as described in Section 3(b)(i)(D)(1)(v)).

(iv) Fees, charges and other costs directly related to the operation of the Building and/or Project (as distinct from the operation of the legal entity which owns the Building and/or Project), including management fees, consulting fees, legal fees and accounting fees, fees of all independent contractors engaged by Landlord directly related to the operation of the Building and/or Project or reasonably charged by Landlord if Landlord performs management services in connection with the Building and/or Project, (though the management fee shall not exceed the cap noted in Section 3(b)(i)(D)(2)(ff)).

(v) The cost of any Capital Expenditures, as provided in Section 7(d) below. The costs of any such Capital Expenditures incurred by Landlord (whether performed by Landlord or Tenant) shall be amortized over the useful life of the capital item in question as determined in accordance with general industry practice with respect to the operation of and accounting for commercial office buildings in San Jose, California (the “Practice Standard”), together with interest on the unamortized balance at the greater of (x) the rate paid by Landlord on funds borrowed from an institutional lender specifically for the purpose of making such capital improvements, repairs or replacements; or (y) 8% per annum (such greater amount being defined as the “Amortization Rate”), and only the annual amortized portion of such cost shall be included in Expenses for any year. Any “deductible” amounts relating to Capital Expenditures required to be paid by Tenant hereunder in connection with any insurance policy carried by Landlord shall be amortized over the useful life of the restoration work to which such deductible amount relates in accordance with the Practice Standard, in the same manner as other Capital Expenditures that are included in Expenses as provided above.

(vi) Any expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of

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the Premises, Building or Project Common Area and any other Expenses paid or incurred by Landlord for the benefit of the Project as a whole, including, but not limited to, the cost of maintaining any traffic improvements, surface parking lots (including pothole repair, re-sealing and striping) and facilities located in the Project Common Area, the cost of any security provided by Landlord for all or any portions of the Project Common Area, and any costs allocated to the Project Common Area (or the Project as a whole) including costs for the Project which Landlord may incur together with one or more other buildings or properties, whether pursuant to the Declaration or any other conditions, covenants and restrictions, any reciprocal easement agreement, any common area agreement or otherwise, which shared costs and expenses shall be prorated between the Project and the other buildings or properties in accordance with the terms of such agreement or otherwise on an equitable basis.

(vii) Any other reasonable expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Building, including, but not limited to, costs incurred or assessed pursuant to any ground lease or other Encumbrances.

(2) Notwithstanding anything to the contrary in Section 3(b)(i)(D)(1), Expenses shall not include, and in no event shall Tenant have any obligation to pay for pursuant to this Section 3(b), or Sections 5, 7, or 12, (aa) the acquisition cost of the Land and the initial construction cost of the Project; (bb) the cost of providing tenant improvements to Tenant or any other tenant and costs of preparing any other premises in the Project for occupancy by any other tenant, including brokerage commissions, attorneys fees and other fees incurred in connection with the leasing thereof; (cc) costs of financing, mortgaging or hypothecating any of Landlord’s interest in the Project or any part thereof or debt service (including, but without limitation, interest, principal and any impound payments) required to be made on any mortgage or deed of trust recorded with respect to all or any portion of the Project, other than debt service and financing charges imposed with respect to amortization of Capital Expenditures pursuant to Section 3(b)(i)(D)(1)(v) above; (dd) the cost of special services, goods or materials provided to other tenants to the extent such special services, good or materials are in excess of the services, goods or materials Landlord is obligated to provide to Tenant or generally to other tenants in the Project at Landlord’s expense; (ee) depreciation of the Project; (ff) the portion of a management fee payable to Landlord or any other entity managing the Building, Common Area or Project (including, without limitation, pursuant to the Declaration) in excess of one and one-half percent (1.5%) of Monthly Base Rent on an annualized basis; (gg) penalties resulting from Landlord’s failure to comply with applicable Laws other than with respect to compliance with such Laws which are expressly Tenant’s responsibility under this Lease;

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(hh) costs for which Landlord has the right to receive reimbursement from others; (ii) costs to correct any construction or design defects in the original construction of the “Base Building,” as that term is defined in Section 7(a) below; (jj) costs covered by warranty; (jj) intentionally omitted; (kk) liabilities and losses relating to the abatement or cleanup of Hazardous Materials brought onto the Project by parties other than Tenant or any Tenant Party; (ll) advertising or promotional expenditures; (mm) leasing or sales commissions; (nn) repairs, restoration or other work occasioned by condemnation or casualty, to the extent of amounts paid or payable under insurance policies maintained by Landlord with respect to the Premises, Building or Project; (oo) wages, salaries, fees or fringe benefits (“Labor Costs”) paid to executive personnel or officers or partners of Landlord (provided, however, that if such individuals provide services directly related to the operation or maintenance of the Property that, if provided directly by a general manager or property manager or his or her general support staff, would normally be chargeable as an operating expense of a comparable building, and if such individuals are within job categories specifically identified to and approved by Tenant in writing prior to the Commencement Date, then the Labor Costs of such individuals may be included in Expenses to the extent of the percentage of their time that is spent providing such services to the Project); (pp) costs to remedy Building or Project conditions which are in violation of applicable Laws as of the Commencement Date, including without limitation any Capital Expenditures to correct any such conditions, provided that certain of such costs, as set forth in Section 5(a) below, may be the direct responsibility of Tenant); (qq) Landlord’s general overhead expenses in excess of the property management fee; (rr) legal fees, accountants’ fees and other expenses associated with the defense of Landlord’s title to or Landlord’s interest in the Project or any part thereof; (ss) charitable or political contributions of Landlord; (tt) interest and penalties arising out of Landlord’s failure to make timely payments of its obligations to third parties, to the extent not caused by Tenant’s failure to make such payments when due under this Lease; (uu) reserves for future Expenses or Real Estate Taxes that would be incurred subsequent to the then current accounting year, except as expressly provided herein and provided further that such exclusion shall not affect accruals made in accordance with the Practice Standard with respect to the operation of and accounting for commercial buildings in the San Jose, California, vicinity; (vv) except as already covered by item (ff) above, any amounts paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer of director of Landlord or any of its general partners, to the extent that such amounts materially exceed arms-length competitive prices paid by owners of first-class office buildings in the San Jose, California metropolitan area for the services or goods provided; (ww) costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart

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from the cost of the management, maintenance, repair, preservation, ownership and operation of the Project, including legal entity formation and legal entity accounting; (xx) costs of selling, or syndicating, any of Landlord’s interest in the Building or any part thereof; (yy) costs incurred in connection with any claims by employees of Landlord for wrongful termination or other breach of a contract of employment or any form of discriminatory or other tortious conduct; (zz) costs directly resulting from the gross negligence of Landlord, its employees, agents and contractors; (aaa) the cost to reconfigure or otherwise modify the size, design or layout of the parking facility; (bbb) intentionally omitted; (ccc) Landlord’s title insurance, automobile insurance, key man and other life insurance, long and short-term disability insurance and health insurance, except only for group plans providing reasonable benefits to persons identified and approved pursuant to Section 3(b)(i)(D)(2)(oo) who are employed and engaged on a substantially full time basis in operating and managing the Building (or the Building’s proportionate share thereof based on such employees’ time spent engaged in operating and managing the Building); and (ddd) costs incurred by Landlord solely as a result of Landlord’s breach of this Lease, except to the extent such costs reflect costs that would have been incurred by Landlord absent such breach and that would have been includable in Expenses.

(E) “Expense Year” shall mean each twelve (12) consecutive month period commencing January 1 of the calendar year during which the Commencement Date of this Lease occurs, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Expenses shall be equitably adjusted for the Expense Years involved in any such change.

(ii) Payment of Real Estate Taxes: Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of Real Estate Taxes for each Tax Year on or before the first day of each month during such Tax Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant. Landlord shall have the right initially to determine monthly estimates and, in good faith, to revise such estimates from time to time. With reasonable promptness (not to exceed one hundred eighty (180) days) after the later of the expiration of such Tax Year or Landlord’s receipt of tax bills for such Tax Year (or Landlord’s receipt of supplemental tax bills for prior years during the Term), Landlord shall furnish Tenant with a statement (herein called a “Tax Statement”) setting forth the amount of Real Estate Taxes for such Tax Year (or any such prior year); any Tax Statement will be accompanied by a true and correct copy of the tax bills upon which the Tax Statement is based. If the actual Real Estate Taxes for such Tax Year (or prior year) exceeds the estimated Real Estate Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Real Estate Taxes on or before the earlier of thirty (30) days after the receipt of a Tax Statement or fifteen (15) days prior to the delinquency date for the Real Estate Tax payment reflected in the applicable Tax Statement. If the total amount paid by Tenant for

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any such Tax Year shall exceed the actual Real Estate Taxes for such Tax Year, such excess shall be credited against the next installment of Real Estate Taxes due from Tenant to Landlord hereunder, or if the Term has ended then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the Expiration Date. Notwithstanding anything to the contrary contained herein, no delay by Landlord in providing a Tax Statement shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of the actual or estimated sums of Real Estate Taxes or Tenant’s right to receive reimbursement of overpaid Real Estate Taxes.

(iii) Payment of Expenses: Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of the Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord based on historic actual expenses and (as applicable) any budgets provided by the EOP Owner pursuant to the Declaration, with any adjustments from historic amounts explained in detail in Landlord’s estimate, and billed by Landlord to Tenant. Landlord’s annual statement of estimated Expenses for any year shall be set forth in reasonable detail, and shall contain a line-item breakdown of material component costs by Expense Categories (as defined below). Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness (not to exceed ninety (90) days) after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called an “Expense Statement”), setting forth in reasonable detail the Expenses for such Expense Year showing at least the following major categories and subcategories of Expenses (“Expense Categories”), to the extent any of the same are included in Expenses in a particular Expense Year: administration; cleaning; engineering; repairs and maintenance; HVAC; elevator; security/safety; insurance; management fees; costs and assessments against the Project under the Declaration (with any detail and/or breakdown provided by the EOP Owner pursuant to the Declaration); and a detailed breakdown of all capital costs included in Expenses for such year. If the actual Expenses for such Expense Year exceeds the estimated Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Expenses within thirty (30) days after the receipt of an Expense Statement. If the total amount paid by Tenant for any such Expense Year shall exceed the actual Expenses for such Expense Year, such excess shall be credited against the next installment of the estimated Expenses due from Tenant to Landlord hereunder or if the Term has ended then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the Expiration Date. Notwithstanding anything to the contrary contained herein, no delay by Landlord in providing an Expense Statement shall be deemed a default by Landlord or a waiver of either Landlord’s right to require payment of the actual or estimated sums of Expenses or Tenant’s right to receive a reimbursement of overpaid Expenses.

(iv) Other: To the extent any item of Real Estate Taxes or Expenses is payable by Landlord in advance of the period to which it is applicable (e.g. insurance and tax escrows required by any Mortgagee), or to the extent that prepayment is customary for the service or matter, Landlord may (i) include such items in Landlord’s estimate for periods prior to the date such item is to be paid by Landlord and (ii) to the extent

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Landlord has not collected the full amount of such item prior to the date such item is to be paid by Landlord, Landlord may include the balance of such full amount in a revised monthly estimate for Additional Charges. If the Commencement Date or Expiration Date shall occur on a date other than the first day of a Tax Year and/or Expense Year, Real Estate Taxes and Expenses, for the Tax Year and/or Expense Year in which the Commencement Date or Expiration Date, as applicable, occurs shall be prorated on a daily basis based upon the number of days in such Tax Year and/or Expense Year as set forth in Section 3(a) above.

(v) Audit: Landlord shall maintain at all times during the term of this Lease, at an office of Landlord located in Santa Clara County, California (and, if not available in Santa Clara County, Landlord will provide accurate copies thereof in Santa Clara County for Tenant’s review), full, complete and accurate books of account and records with respect to Expenses and Real Estate Taxes, and shall retain such books and records, as well as contracts, bills, vouchers, and checks, and such other documents as are reasonably necessary to properly audit the Expenses and Real Estate Taxes. If Tenant shall dispute the amount set forth in any statement provided by Landlord hereunder, the Tenant shall have the right, not later than sixty (60) days following receipt of such statement and upon the condition that Tenant shall first pay to Landlord the full amount in dispute, to notify the Landlord of such dispute and to request an audit in writing, and within sixty (60) days of the Landlord’s receipt of the Tenant’s written notice the Tenant shall cause the Landlord’s books and records with respect to Expenses and Real Estate Taxes for such fiscal year to be audited by a reputable, independent, third party certified public accountant experienced in performing such type of audits selected by the Tenant and subject to the Landlord’s approval which shall not be unreasonably withheld or delayed. Such auditor shall execute a commercially reasonable confidentiality agreement with respect to Landlord’s records and the results of any such audit. The applicable Expense Statement(s) and/or Tax Statement(s) shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of six percent (6%) of the actual Expenses or Real Estate Taxes, as applicable, for the fiscal year just ended, the cost of such audit shall be borne by the Landlord, otherwise the cost of such audit shall be paid by the Tenant. If the Tenant shall not request an audit in accordance with the provisions of this Section within sixty (60) days after receipt of the statement provided pursuant to this Section, such statement shall be final and binding for all purposes. The Tenant acknowledges and agrees that any information revealed in the above described audit may contain proprietary and sensitive information and that significant damage could result to the Landlord if such information were disclosed to any party other than the Tenant’s auditors, executives, financial managers and consultants, lenders and tenants, any potential assignee or subtenant of the Premises, and each of the foregoing’s legal counsel, executives and financial managers, all of whom the Tenant shall require to keep confidential any information discovered through such audit. Except to the extent required by an order of a court with proper jurisdiction (in which event, the Tenant shall give the Landlord reasonable prior notice prior to any such disclosure required of the Tenant), Tenant shall not in any manner disclose, provide or make available any information revealed by the audit to any person or entity (other than those listed above) without the Landlord’s prior written consent, which consent may be withheld in the Landlord’s sole and absolute discretion. The information disclosed by the

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audit will be used by the Tenant solely for the purpose of evaluating the Landlord’s books and records in connection with this Section. Notwithstanding the foregoing, the audit rights set forth in this Section shall not be used by Tenant to contest the amount of Assessments charged under the Declaration (as opposed to the method of amortization of any portion that would be a Capital Expenditure or the characterization of any portion as a Capital Expenditures, which are subject to audit pursuant to this Section), which amounts may be audited by Tenant through the terms of Section 4.11 of the Declaration, provided that (i) Landlord shall take appropriate action and use commercially reasonable efforts to allow Tenant to exercise such audit rights, and will cooperate in a commercially reasonable manner in any such audit pursued by Tenant, and (ii) to the extent that Tenant achieves a reimbursement of any previously paid Assessments through any such audit, Landlord shall reimburse such amounts to Tenant to the extent that Tenant previously paid Expenses or Real Estate Taxes that are attributable to such reimbursed Assessments.

(c) “Rent”. As used herein, the term “Rent” shall include all Monthly Base Rent and Additional Charges (including, without limitation, Additional Charges for Expenses and Taxes pursuant to Section 3(b)). If the Commencement Date occurs on a day other than the first day of a calendar month, or the Expiration Date occurs on a day other than the last day of a calendar month, then the Monthly Base Rent and any applicable Additional Charges for such fractional month shall be prorated as set forth in Section 3(a) above.

(d) Late Charges. Tenant recognizes that late payment of any Monthly Base Rent and/or Additional Charges will result in administrative expenses to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if Tenant has not paid any installment of any Monthly Base Rent and/or Additional Charges ten (10) business days after it is due, the amount of such unpaid Monthly Base Rent and/or Additional Charges shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to one percent (1%) of the amount of the delinquent Monthly Base Rent and/or Additional Charges plus any reasonable attorneys’ fees incurred by Landlord in order to collect such Rent or other charges not paid by Tenant; provided that, the first time during any calendar year during the Term that Tenant does not pay any Monthly Base Rent and/or Additional Charges when due, Tenant shall be afforded a grace period of ten (10) business days following written notice from Landlord that a payment has not been timely made prior to the imposition of such late charge. In addition, any outstanding Monthly Base Rent, Additional Charges, late charges and other outstanding Rent amounts that are not paid prior to the expiration of applicable grace or cure periods provided hereunder shall accrue interest from the date due until paid to Landlord at an annualized rate of the lesser of (i) the greater of (a) 10% or (b) The Federal Reserve Discount Rate plus 5%, or (ii) the maximum rate permitted by law (the “Default Rate”). Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant.

(e) Taxes Directly Payable by Tenant. Prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If and to the extent that the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, within thirty (30) days after written demand accompanied by reasonably detailed back-up documentation, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment, as an Additional Charge.

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4. USE.

(a) Use of the Premises and Common Area. Tenant may use and occupy the Premises for the purposes specified in the Basic Lease Information (“Permitted Use”), subject to the terms and conditions of this Lease, and for no other use or purpose without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall be entitled to the use on a nonexclusive basis, in accordance with the limitations and restrictions in this Lease, of the Project Common Area with other occupants of the Project, if any. It is the intention of Landlord and Tenant that Tenant be able to use the Premises in the same manner during the Term as it did prior to the Commencement Date. Accordingly, Tenant shall have the use of the telecommunications and fiber optic lines, infrastructure and facilities located on the Land and serving the Premises, utility lines and infrastructure located on the Project up to the point to connection to the public utility in the public right of way, exterior signage located on the Project, and Antennae located on or adjacent to the Building and also of the equipment located within Garage B (as defined in the Declaration and listed on Exhibit C attached hereto (the “Exterior Equipment”) (all of the foregoing, including the Exterior Equipment, being collectively defined as the “Existing Facilities”), at no additional charge to Tenant. Notwithstanding anything to the contrary in the Basic Lease Information or in this Lease, Tenant understands and agrees that certain conditions, covenants and restrictions, easements, licenses, access agreements and other encumbrances recorded in the official records of Santa Clara County (collectively, any ground lease and any such other encumbrances, including the Declaration and Master CC&Rs defined below, are sometimes collectively referred to herein as the “Encumbrances”) may encumber the Land and/or Project now or in the future, including, without limitation, (i) the Declaration, and (ii) Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions (the “Master CC&Rs”). Tenant further understands that Tenant’s occupancy and use of the Premises and use of the Common Area may be restricted by such Encumbrances. Landlord may, from time to time, promulgate reasonable and customary rules and regulations as reasonably deemed necessary and appropriate for the operation and maintenance of a single tenant building such as the Building.

(b) Rights under Declaration. During the Term of the Lease, Tenant shall have the right to exercise (on behalf of Landlord) all of the rights of the “Brocade Owner” under the Declaration to the extent not in conflict with the express terms of this Lease and to the extent relating to Tenant’s use and operation of the Premises, use of the Common Area, and/or any Expenses, Real Estate Taxes or other amounts payable by Tenant hereunder, including, without limitation, the right to audit Assessments charged to the Brocade Owner as provided in Section 4.11 of the Declaration. The parties agree that Tenant shall not have the right of Brocade Owner to reconfigure the common areas as provided in the Declaration.

(c) No Nuisance or Waste. Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises or Project. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises.

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5. COMPLIANCE WITH LAWS.

(a) Tenant’s Compliance Obligations. Tenant shall not use the Premises or permit anything to be done in or about the Premises, or do or permit anything to be done by Tenant or any of Tenant’s employees, agents, affiliates, principals, licensees, assigns, subtenants, successors or contractors (each of the foregoing including Tenant, a “Tenant Party” and collectively, the “Tenant Parties”) within the portions of the Project outside the Premises, which will in any way conflict with any Laws (as defined below), and Tenant shall operate its business at the Premises in compliance at all times with all Laws; provided, however, that Tenant’s obligation to comply with Laws is subject to Section 31 below relating to Hazardous Materials. Additionally, Tenant shall, at its sole cost and expense, correct any condition in the Premises, Building or Project necessary to remedy any non-compliance with Laws; provided, however, that if any such compliance requirement (i) relates to the “Base Building” (as defined in Section 7(a) below), (ii) requires a Capital Expenditure (as defined in Section 7(d) below), and (iii) is not triggered by Tenant’s installation after the Commencement Date of any improvements or Alterations in the Premises or use of any such improvements or Alterations, or by Tenant’s specific use of the Premises (as opposed to general office use) (such requirement satisfying clauses (i), (ii) and (iii) being defined as a “Capital Compliance Obligation”), then the terms of Section 7(d) shall apply. Capital Compliance Obligations shall not include, and Tenant shall bear the entire cost of, compliance requirements that are triggered by Tenant’s installation after the Commencement Date of any improvements or Alterations in the Premises or use of any such improvements or Alterations, or by Tenant’s specific use of the Premises (as opposed to general office use) (such requirements being defined as the “Tenant Compliance Work”), and Section 7(d) shall not apply to Tenant Compliance Work. Tenant may elect, instead of performing any Tenant Compliance Work triggered by Tenant’s installation or use of any improvements or Alterations in the Premises, to remove or modify the improvements or Alterations triggering the requirement prior to the expiration or earlier termination of this Lease; and (2) Tenant may elect, instead of performing Tenant Compliance Work caused by Tenant’s specific use of the Premises (as opposed to general office use), to discontinue the specific use triggering the non-compliance.

(b) Landlord’s Compliance Obligations. Landlord’s only obligations with respect to compliance of the Premises, Building, Project or Common Area with applicable Laws are (i) as set forth in Section 7(d), and (ii) to use commercially reasonable efforts to enforce any obligations of the EOP Owner under the Declaration.

(c) General.

(i) In the case of any conflict between the provisions of this Section 5 and Section 31 below with respect to Hazardous Materials, Section 31 shall control.

(ii) Any alterations that are Tenant’s responsibility pursuant to Section 5(a) shall be made in accordance with Section 6 below, at Tenant’s sole cost and expense.

(iii) The allocation of Landlord’s costs with respect to Landlord Compliance Work performed by Landlord shall be as set forth in Section 3(b).

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(iv) Landlord and Tenant shall each have the right to contest any alleged violation of Laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord and Tenant shall each, with respect to its obligations under this Section 5, make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment, after the exhaustion of any and all rights to appeal or contest.

(v) As used herein, the term “Laws” shall mean any and all present and future laws, statutes, ordinances, resolutions, regulations, proclamations, orders or decrees of any municipal, county, state or federal government or other governmental or regulatory authority with jurisdiction over the Project, or any portion thereof, whether currently in effect or adopted in the future and whether or not in the contemplation of the parties hereto, and shall include, without limitation, all Laws relating to health and safety (including, without limitation, the California Occupational Safety and Health Act of 1973 and the California Safe Drinking Water and Toxic Enforcement Act of 1986, including posting and delivery of notices required by such Laws with respect to the Premises), disabled accessibility (including, without limitation, the Americans with Disabilities Act, 42 U.S.C. section 12101 et seq.), Hazardous Materials, and all present and future life safety, fire, sprinkler, seismic retrofit, transportation demand management plan, building code and municipal code requirements. Tenant shall promptly deliver to Landlord a copy of any notice received from any governmental agency in connection with the Premises.

(d) Insurance Requirements. Tenant shall not do or permit anything to be done in or about the Premises or at the Project or bring or keep anything therein which will in any way increase the rate of any insurance upon the Project or any of its contents (unless Tenant agrees to pay for such increase) or cause a cancellation of any insurance on the Project or otherwise violate any requirements, guidelines, conditions, rules or orders with respect to such insurance. Tenant shall at its sole cost and expense promptly following notice to Tenant comply with the requirements of the Insurance Services Office (ISO), board of fire underwriters, or other similar body now or hereafter constituted relating to or affecting Tenant’s use or occupancy of the Project (other than in situations where compliance involves repair, maintenance or replacement of items that Landlord is expressly required to repair, maintain or replace under this Lease).

6. ALTERATIONS.

(a) Landlord Consent. Tenant shall not make or suffer to be made any alterations, additions or improvements (herein referred to individually as an “Alteration,” and collectively as the “Alterations”) in, on or to the Premises or Land or any part thereof without the prior written consent of Landlord. Tenant’s request for approval of any such proposed Alterations shall be accompanied by a full set of complete plans and specifications for such proposed Alterations for Landlord’s review. If Landlord fails to approve or disapprove any proposed Alterations within twenty (20) calendar days after receipt of Tenant’s written request for approval, Landlord shall be deemed to have approved such Alterations. Any Alterations in, on or to the Premises, except for Tenant’s Personal Property (as defined below) shall be the

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property of Tenant during the Term and shall become Landlord’s property at the end of the Term without compensation to Tenant, provided that, concurrent with and as a condition to Landlord’s approval of any Alterations of a non-customary general office nature, Landlord may require that Tenant remove such Alterations at the expiration or earlier termination of the Lease. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any improvement or Alterations in the Premises as set forth herein, Landlord may (as its sole remedy for such failure by Tenant to remove), upon not less than five (5) business days’ notice to Tenant, do so and may charge the cost thereof to Tenant. Landlord shall exercise good faith business judgment in reviewing any request by Tenant for Landlord’s consent to Alterations and shall not unreasonably withhold, condition or delay its consent to Alterations. “Tenant’s Personal Property” shall mean, collectively, any trade fixtures, furniture, trade equipment and other personal property located in the Premises or installed by the Tenant which may be removed from the Premises without injury thereto (including, without limitation, demountable partitions, laboratory fixtures and equipment, refrigerators and other kitchen appliances, computer racking and similar demountable fixtures, but excluding wiring, conduit and fiber optic cabling and similar infrastructure related to telephone, telecommunications or similar communications systems). Tenant’s Personal Property shall remain the property of the Tenant during the Term and Tenant’s rights with respect to the removal of Tenant’s Personal Property are as set forth in Section 23 below.

(b) Permitted Alterations. Notwithstanding Section 6(a), Tenant may make Alterations to the Premises without Landlord’s prior consent so long as such Alterations (i) do not have a material adverse effect on the Base Building (including Base Building Systems), (ii) are not visible from the exterior of the Premises and do not otherwise affect the exterior appearance of the Building, (iii) are consistent with Tenant’s Permitted Use hereunder; (iv) do not require any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit or architectural review approval, (v) will not materially interfere with the use and occupancy of any other portion of the Project by Landlord, or by any other party with the right to use any portion of the Project, and (vi) comply with any ground lease and any other Encumbrances (any such Alterations being defined herein as “Permitted Alterations”). Tenant shall be required to notify Landlord in writing before making any Permitted Alterations and within thirty (30) days after completion of such Permitted Alterations.

(c) Construction of Alterations. All Alterations shall be made by Tenant, at Tenant’s sole cost and expense, and, other than Permitted Alterations, shall be made in accordance with plans and specifications reasonably approved by Landlord, and with a contractor reasonably approved by Landlord.

7. REPAIR AND MAINTENANCE.

(a) Landlord’s Obligations to Repair and Maintain. Landlord shall pay for Capital Expenditures relating to the Base Building as set forth in Section 7(d) below. As used herein, the “Base Building” shall mean and refer to (i) the roof of the Building (excluding the roof membrane), (ii) the exterior walls, windows and window frames of the Building, and (iii) the floor and ceiling slabs and other structural portions of the Building, including, without limitation, the foundation, curtain wall, exterior glass, mullions, columns, beams and shafts (including elevator shafts), and (iv) the components of the Building Systems (as defined in Section 7(b)) below) which are more particularly described on Exhibit F (the “Base Building Systems”). The Base Building shall not include any interior tenant improvements.

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(b) Tenant’s Obligations to Repair and Maintain. At all times during the Lease Term, and, subject to reimbursement from Landlord for Capital Expenditures to the extent provided in Section 7(d) below, at Tenant’s sole cost and expense, Tenant shall repair and maintain the Premises, the Building (including, without limitation, the Building Systems (defined below), any telecommunications or other cabling, and all improvements, fixtures and furnishings therein), the Existing Facilities (to the extent not required to be repaired and maintained by the EOP Owner under the Declaration) and the Exterior Equipment, in the same order, repair and condition as existed as of the Commencement Date (ordinary wear and tear excepted), including promptly and adequately repairing the same and, to the extent repair is not reasonably practicable, replacing the same (the “Tenant Maintenance Obligations”). Tenant shall maintain and operate the items subject to the Tenant Maintenance Obligations in accordance with all applicable Laws and applicable permits to operate the same, and in accordance with any applicable manufacturer specifications. As used herein, the term “Building Systems” shall mean mechanical, electrical, plumbing, sanitary, sprinkler, heating ventilation and air conditioning, internal security, fire/life safety and elevator systems and emergency generators serving the Building (excluding the Exterior Equipment). Tenant agrees that the overhauls of the Base Building chiller systems that have been commenced by Tenant prior to the date hereof (which may include replacement of gaskets, seals, bearings, and vanes, and rebalancing of any rotating parts of the chiller) shall be completed by Tenant at Tenant’s sole cost and expense.

(c) Maintenance Service Contracts and Standards. In connection with the Tenant Maintenance Obligations contained in Section 7(b), Tenant shall, at its own cost and expense, enter into regularly scheduled preventive maintenance service contracts with maintenance contractors approved by Landlord, in its reasonable discretion, for servicing all of the Base Building Systems, and shall provide copies of such contracts to Landlord at Landlord’s request. At Landlord’s request, Tenant shall use reasonable efforts to cause maintenance service contracts to specifically name Landlord as a third party beneficiary, with the right to receive copies of all notices delivered under such contract and the ability to exercise Tenant’s rights thereunder, at Landlord’s sole election, upon Tenant’s default or upon any termination or expiration of the Lease. Except as provided in the preceding sentence, no maintenance service contracts shall be binding on Landlord. Landlord acknowledges that the maintenance service contracts and contractors currently in place with respect to the Project are acceptable to Landlord. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to the Base Building Systems. At the expiration or earlier termination of this Lease, and from time to time upon Landlord’s request during the Term, Tenant shall deliver a copy of the preventative maintenance records to Landlord.

(d) Capital Expenditures. If Tenant reasonably and in good faith determines that (i) a Capital Compliance Obligation is required under Section 5(a), or (ii) a Capital Expenditure (defined below) is required in connection with the Base Building, subject to the terms of this Section 7(d), then Landlord shall reimburse Tenant for the entire cost of any such Capital Expenditure within thirty (30) days after receipt of a bill or statement therefor from Tenant accompanied by reasonably detailed back-up documentation. Unless such Capital

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Expenditure was required to remedy Building conditions which are in violation of applicable Laws as of the Commencement Date (in which event Landlord shall bear the entire cost), Landlord may include the amortized portion of such reimbursed costs in “Expenses” chargeable to Tenant in each month during the Lease Term in accordance with and to the extent allowed by Section 3(b)(i)(D)(1)(v). ). Landlord shall not be required to pay for any Capital Expenditure to the extent required by or arising from Tenant’s breach of the terms of this Lease, including any failure of Tenant to perform the Tenant Maintenance Obligations, or to maintain service contracts with respect thereto, to the extent required by the terms of Section 7(b) and 7(c), above. As used herein, a “Capital Expenditure” shall mean an expenditure that would generally be deemed to be capital in nature, and would not generally be categorized as an “expense” item, as determined in accordance with the Practice Standard. Prior to making any Capital Expenditure, Tenant shall notify Landlord that it deems that a Capital Expenditure is required. Landlord shall have the right to approve any Capital Expenditure in advance (which approval shall not be unreasonably withheld, provided that it shall be reasonable for Landlord to withhold consent to a Capital Expenditure that is not reasonably required or commercially prudent at the time Tenant proposes to make it, taking into account, among other things, Tenant’s use of the Premises, the condition of the Building and Project, any cost savings that could be expected to result from such expenditure, and the potential economic and non-economic effects on the Tenant and the Building and Project of a delay in making such expenditure), including approval of the manner in which the particular item is sourced, constructed, repaired or installed, and Landlord’s failure within thirty (30) days after written notice from Tenant (or, in the event of emergency, within two (2) business days after written notice from Tenant, which notice for this purpose only may be given verbally to Landlord’s property manager for the Building, with a hard copy to follow within 24 hours by one of the other approved methods of delivery of notices) to disapprove any such Capital Expenditure shall be deemed approval. In connection with any non-emergency Capital Expenditure, Tenant shall bid the applicable job to at least three (3) qualified reputable contractors or vendors, and shall select the lowest qualified bid, and any emergency Capital Expenditure shall be performed at a reasonable competitive price taking into account any timing and other issues presented by the emergency.

(e) Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

8. LIENS. Tenant shall keep the Premises and Project free from any liens arising out of any work performed, material furnished or obligations incurred by or on behalf of Tenant (other than work performed by Landlord). Tenant shall protect, defend, indemnify, and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of the same or in connection therewith. In the event that Tenant shall not, within twenty (20) days following notice to Tenant of the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall reasonably deem proper, including without limitation by the payment of the claim giving rise to such lien or by the posting of a bond. All such sums paid by Landlord and all expenses reasonably incurred by Landlord in connection therewith shall be considered Additional Charges and shall be payable to Landlord by Tenant within ten (10) business days following demand

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therefor (accompanied by reasonably detailed back-up documentation). Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens.

9. ASSIGNMENT AND SUBLETTING.

(a) Landlord’s Consent Required. Except as otherwise provided in this Section 9, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises or any portion thereof (the foregoing, including without limitation any license or use agreement, any sub-sublease or subsequent subletting by any subtenant, sub-subtenant or other occupant of any portion of the Premises, and similar occupancy rights, collectively, “Sublease”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to the Sublease or Assignment, Tenant may thereafter enter into a valid Sublease or Assignment upon the terms and conditions set forth in this Section 9. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Assignment or Sublease where one or more of the following apply:

(i) The transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

(ii) The transferee is either a governmental agency or instrumentality thereof; provided, however, that Tenant shall be entitled to assign, sublet or otherwise transfer to a governmental agency or instrumentality thereof to the extent Landlord has leased or has permitted the lease of space in the Project to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

(iii) The transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Assignment or Sublease, as applicable, on the date consent is requested.

(b) Request for Consent. If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof for which Landlord’s consent is required, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (i) the name and address of the proposed assignee, subtenant or occupant; (ii) the name and nature of the proposed assignee’s, subtenant’s, or occupant’s business to be carried on in the Premises; (iii) the material terms and provisions of the proposed Assignment or Sublease (including, without limitation, a description of the portion of the Premises to be subleased or occupied, if applicable); and (iv) such financial and other information as Landlord may, within five (5) business days following Tenant’s delivery of the materials described in clauses (i) through (iii) above, reasonably request concerning the proposed assignee, subtenant or occupant.

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(c) Landlord’s Response. At any time within ten (10) business days after Landlord’s receipt of the notice specified in Section 9(b) (including all required information and documentation), Landlord may by written notice to Tenant elect either (i) to consent to the Sublease or Assignment; or (ii) to disapprove the Sublease or Assignment (in which case, Landlord shall provide reasonably detailed explanation for its disapproval).

(d) No Release or Deemed Approval. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Section 9 shall be void and, at the option of Landlord, shall constitute a material Default by Tenant under this Lease. The acceptance of Monthly Base Rent or Additional Charges by Landlord from a proposed assignee or sublessee shall not be deemed consent to such Assignment or Sublease by Landlord.

(e) Reorganization; Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 9, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior written consent so long as Tenant notifies Landlord promptly following such Permitted Transfer: (1) Tenant may assign its interest in the Lease to a corporation, partnership, professional corporation, limited liability company, or limited liability partnership (“Transfer Entity”) which results from a stock sale, merger, consolidation or other reorganization; and (2) Tenant may assign this Lease to a Transfer Entity which purchases or otherwise acquires all or substantially all of the assets of Tenant.

(f) Assumption by Assignee. Each assignee pursuant to an Assignment as provided in this Section 9 shall assume all obligations of Tenant under this Lease that arise or accrue from and after the effective date of such Assignment, and shall be and remain liable jointly and severally with Tenant for the payment of Monthly Base Rent and Additional Charges, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section 9(f), but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth herein.

(g) Affiliate Transfers. Tenant shall have the right, without Landlord’s consent but with written notice to Landlord promptly thereafter, to enter into an Assignment of Tenant’s interest in this Lease or a Sublease of all or any portion of the Premises to an Affiliate (as defined below) of Tenant, provided that in connection with an Assignment that is not a Sublease, the Affiliate delivers to Landlord prior to the effective date of such Assignment a written notice of the Assignment and an assumption agreement whereby the Affiliate assumes and agrees to perform, observe and abide by the terms, conditions, obligations, and provisions of

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this Lease arising from and after the effective date of the assignment. As used in this Section 9(g), the term “Affiliate” shall mean and collectively refer to a corporation or other entity which controls, is controlled by or is under common control with Tenant, by means of an ownership of either (aa) more than fifty percent (50%) of the outstanding voting shares of stock or partnership or other ownership interests, or (bb) stock, or partnership or other ownership interests, which provide the right to control the operations, transactions and activities of the applicable entity.

10. INSURANCE AND INDEMNIFICATION.

(a) Landlord Indemnity. To the fullest extent permitted by Law, and except to the extent caused by the negligence or willful misconduct of Tenant Parties after the Commencement Date or Tenant’s breach of this Lease, Landlord shall indemnify and hold Tenant harmless from and defend Tenant against any and all claims or liability for any loss, injury or damage to any person or property whatsoever (including any reasonable attorneys’ fees, but excluding any loss of business or profits or other consequential damages), which may be imposed upon, incurred by or asserted against Tenant by a third-party occurring in, on, or about the Premises, Building, Project and Common Area that occur by reason of the negligence or willful misconduct of Landlord Parties after the Commencement Date; provided, however, that (i) the forgoing indemnity shall not include claims to the extent insured or required to be insured by Tenant under this Lease, and (ii) the foregoing shall not negate, limit or affect any express and/or specific limitation on Landlord’s liability set forth in this Lease including, without limitation, in Section 10(b) and in Section 18(d).

(b) Tenant Release. To the fullest extent permitted by Law, and notwithstanding anything to the contrary in this Lease, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, (i) for any loss, death, injury or damage to person or property occurring in or on the Premises for any reason whatsoever; or (ii) that occur by reason of the negligence or willful misconduct of Tenant Parties after the Commencement Date. Tenant shall be required to maintain the insurance described in Section 10(d) below during the Term.

(c) Tenant Indemnity. To the fullest extent permitted by Law, and except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents, affiliates, principals, licensees, assigns, successors or contractors (collectively, “Landlord Parties”) or Landlord’s breach of this Lease, Tenant shall indemnify and hold Landlord harmless from and defend Landlord against any and all claims or liability for any loss, injury, death or damage to any person or property whatsoever (including any reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Landlord by a third-party: (i) occurring in or on the Premises; or (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage is caused, after the Commencement Date, by the negligence or willful misconduct of the Tenant Parties; provided, however, that the foregoing indemnity shall not include claims to the extent insured or required to be insured by Landlord under this Lease. In the event of a discrepancy between the terms of this Section 10(c) and the terms of Section 31 of the Lease concerning Hazardous Material liability, the latter shall control.

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(d) Tenant Insurance Requirements. Tenant shall procure at its cost and expense and keep in effect during the Term the following insurance:

(i) Commercial general liability insurance with respect to the Premises and Project on an occurrence form, including contractual liability, with a minimum combined single limit of liability of Four Million Dollars ($4,000,000) per occurrence. The limits of such insurance shall not limit the liability of Tenant hereunder, and Tenant is responsible for ensuring that the amount of liability insurance carried by Tenant is sufficient for Tenant’s purposes.

(ii) “All risk” property insurance (including, without limitation, boiler and machinery (if applicable), sprinkler damage, vandalism and malicious mischief), with earthquake sprinkler leakage endorsement, insuring (A) the existing leasehold improvements within the Premises (the “Leasehold Improvements”), (B) Tenant’s Personal Property, and (C) all Alterations constructed on or after the Commencement Date. Such insurance shall be in an amount equal to full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO All Risk form, when such form is supplemented with the coverages required herein.

(iii) During the course of construction of any Alterations, Tenant shall purchase and keep in force Comprehensive Builder’s Risk/Course of Construction insurance, with the same requirements as property insurance policies described above but with appropriate adjustments to reflect that the Alterations are under construction.

(iv) Worker’s compensation insurance as may be required by law.

(v) Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Section 10(d).

Insurance required to be carried by Tenant under this Section 10(d) shall be in financially responsible companies licensed to do business in California and rated “A” IX or better in “Best’s Insurance Guide”. In addition, commercial general liability insurance shall name Landlord, any Mortgagee (of whom Tenant has received written notice from Landlord), any ground lessor (of whom Tenant has received written notice from Landlord), and such other parties as Landlord may reasonably request in writing as additional insureds (by endorsement in a form reasonably acceptable to Landlord), shall specifically include the liability assumed hereunder by Tenant, and shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord and any other additional insured shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or material reduction in coverage (with any reduction that causes such insurance to not comply with the requirements of this Lease being conclusively deemed material, without limitation as to other changes that may be deemed material). Tenant shall deliver copies of certificates of such policies naming the additional insureds thereof to Landlord on or before the Commencement Date, and thereafter at least ten (10) days before the expiration dates of expiring policies, and at Landlord request shall deliver copies of such

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policies. If Tenant shall fail to procure such insurance, or to deliver such certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Charges within ten (10) days after delivery to Tenant of bills therefor accompanied by reasonably detailed back-up documentation.

(e) Survival. The provisions of this Section 10 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring or arising prior to such expiration or termination.

(f) Landlord Insurance. Landlord shall carry commercial general liability insurance with respect to the Project and Building during the Term, and shall further insure the Building and the Project and Exterior Equipment during the Term (for the full replacement) against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine but in all events materially consistent with the practices of landlords of Comparable Buildings. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10(f), the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry earthquake insurance), and Worker’s Compensation and Employer’s Liability coverage as required by applicable Law. Tenant shall, at Tenant’s expense, comply with all of Landlord’s insurance company requirements pertaining to the use of the Premises. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may modify the foregoing coverages if and to the extent it is commercially reasonable to do so. In addition to and without limiting the foregoing requirements, Landlord shall also carry all insurance required to be carried by the “Brocade Owner” under the Declaration.

11. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary in this Lease, the parties hereto release each other and their respective principals, affiliates, agents (including any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building), employees, successors and assignees from all liability for loss or damage to the Premises, or any improvements thereto, or the Building or Project or any personal property of such party therein, that is caused by or results from a risk (i) that is actually insured against, to the extent of receipt of payment under such policy (unless the failure to receive payment under any such policy results from a failure of the insured party to comply with or observe the terms and conditions of the insurance policy covering such liability, in which event such release shall not be so limited), (ii) that is required to be insured against under this Lease, or (iii) that would normally be covered by the standard form of “special” or “all risk-extended coverage” property insurance, in each such case without regard to the negligence or willful misconduct of the party so released. Landlord and Tenant shall each obtain from their respective

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insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Building, the Premises, or the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

12. SERVICES AND UTILITIES.

(a) Landlord Responsibilities. Landlord shall provide Tenant with access to the Premises 24 hours per day, 7 days per week, subject to any security services provided by Tenant.

(b) Tenant Responsibilities. Tenant shall directly arrange for the provision to the Premises of, and pay directly, all utilities and services not expressly Landlord’s responsibility pursuant to Section 12(a) above, including, without limitation, electricity, water, gas, HVAC, garbage pick-up, sewer service, internal security services, janitorial service, and telephone, cable and digital communications service. Upon request by Tenant, Landlord shall reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain the foregoing utilities and services.

(c) No Excessive Load. Tenant will not without the written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion, use any apparatus or device in the Premises which, when used, puts an excessive load on the Building or its structure or Building Systems, including, without limitation, electronic data processing machines and machines using excess lighting or voltage in excess of the amount for which the Building is designed; nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes or gas outlets, any apparatus or device for the purposes of using gas, electrical current or water. If Tenant shall require water or electrical current or any other resource in excess of that usually furnished or supplied for use of the Premises as it currently is used, Tenant shall first obtain the consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, but which Landlord may refuse if in Landlord’s reasonable judgment such excess would adversely affect the Building Systems.

(d) No Liability. Landlord shall not be in default hereunder, nor be deemed to have evicted Tenant, nor be liable for any damages directly or indirectly resulting from, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder, nor shall the rental herein reserved be abated except as expressly provided for in Section 12(e), by reason of (i) the installation or use of any equipment in connection with the foregoing utilities and services; (ii) failure to furnish, or delay or interruption in furnishing, any services to be provided by Landlord when such failure, delay or interruption is caused by Acts of God or the elements, casualty, natural disaster, acts of the government, labor strikes or disturbances of any kind, shortages of materials or labor, war, terrorist attack, or any other conditions or causes beyond the reasonable control of Landlord (any of the foregoing, “Force Majeure”), or by the making of repairs or improvements to the Premises or to the Building; or (iii) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy, or any other service or utility whatsoever serving the Premises, the

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Building or the Project. Furthermore, Landlord shall be entitled to cooperate with the mandatory requirements of national, state or local governmental agencies or utilities suppliers in connection with reducing energy or other resources consumption.

(e) Abatement Right. If the Premises, the Exterior Equipment or Garage B (as defined in the Declaration) (or a material portion of any of the foregoing) ceases to be usable for Tenant’s business and Tenant ceases to use the Premises due to an interruption in any utility or service, then Tenant shall give Landlord notice of such event (an “Abatement Event”), and if such Abatement Event which (A) is within Landlord’s reasonable control to correct and continues for more than five (5) consecutive business days after such notice; or (B) is not within Landlord’s reasonable control to correct and continues for more than ten (30) consecutive business days after such notice (either such period as applicable, the “Eligibility Period”), then Tenant shall be entitled to an abatement of Monthly Base Rent and Additional Charges for Expenses and Taxes beginning on the first business day immediately following the expiration of such Eligibility Period, and ending on the date on which such service is restored. If the entire Premises have not been rendered unusable by such service interruption, the amount of rent abatement shall be equitably prorated. In no event shall any Mortgagee (defined in Section 15) be or become liable for any default of Landlord under this Section 12; except to the extent that such loss of service continues following such Mortgagee succeeding to Landlord’s interest hereunder.

13. TENANT’S CERTIFICATES. Each party, at any time and from time to time, within ten (10) business days from receipt of written notice from the other party, will execute, acknowledge and deliver to the other party (and, at Landlord’s request, in the case of a certificate to be executed by Tenant, to any prospective purchaser, ground or underlying lessor or Mortgagee or any other party acquiring an interest in Landlord or a lender of Landlord), a certificate in a form reasonably acceptable to the certifying party and containing such information as is customary or as may reasonably be required by any of such persons with respect to the structure of this Lease and the presence or absence of defaults hereunder. It is intended that any such certificate of Tenant delivered pursuant to this Section 13 may be relied upon by any prospective purchaser, ground or underlying lessor or Mortgagee, or such other party and that any such certificate of Landlord delivered pursuant to this Section 13 may be relied upon by prospective subtenant or assignee of Tenant acquiring an interest in Tenant.

14. HOLDING OVER. If Tenant (directly or through any successor in interest of Tenant) remains in possession of all or any portion of the Premises after the expiration or termination of this Lease with or without the written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease (including, without limitation, payment of Additional Charges), except that the Monthly Base Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the Monthly Base Rent and Additional Charges for Expenses and Taxes payable in the last full month prior to the termination or expiration of this Lease. Tenant acknowledges that, in Landlord’s marketing and re-leasing efforts for the Premises, Landlord is relying on Tenant’s vacation of the Premises on the Expiration Date. If Landlord has entered into a new lease or amendment (a “New Lease”) with a third party tenant (a “New Tenant”) and Landlord is unable to deliver possession of the Premises to the New Tenant, or to perform

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improvements for such New Tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within thirty (30) days after notice from Landlord to Tenant setting forth the impact of Tenant’s holding over on any such New Lease, then Tenant shall indemnify Landlord against all actual and direct damages (including consequential but not punitive damages) that Landlord suffers as a result of Tenant’s holdover.

15. SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting all or any portion of the Project, (ii) the Encumbrances currently in effect or, provided Tenant has reasonably approved same in writing, that Landlord may enter into in the future, and (iii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which all or any portion of the Project, ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security (any of the foregoing, a “Mortgage”, and the beneficiary or mortgagee under any of the foregoing, a “Mortgagee”); provided, however, that Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such Mortgages to this Lease at Landlord’s option. Notwithstanding the foregoing, this Lease shall not be subject or subordinate to any ground or underlying lease or to any Mortgage first encumbering the Project after execution of this Lease, unless the ground lessor or Mortgagee executes a reasonable recognition and non-disturbance agreement (a “Non-Disturbance Agreement”) that provides that neither this Lease, nor Tenant’s rights nor Tenant’s possession of the Premises on the terms and conditions of this Lease will be disturbed during the Term so long as Tenant is not in Default under any of the terms, covenants, conditions or agreements of this Lease. In the event that any ground lease or underlying lease terminates for any reason or any Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord. Tenant covenants and agrees to execute and deliver within ten (10) business days following demand by Landlord and in the form requested by Landlord and reasonably acceptable to Tenant, a Non-Disturbance Agreement and/or any customary additional documents evidencing the priority or subordination of this Lease with respect to any ground leases or underlying leases or the lien of any such Mortgage, which documents may, at any ground lessor’s or Mortgagee’s request, provide, without limitation, that the ground lessor, Mortgagee and/or any person acquiring title by reason of a foreclosure sale or an exercise of a power of sale or by deed expressly in lieu of foreclosure shall not: (i) have any liability for any act, omission, default or breach by Landlord under this Lease occurring prior to the time of such acquisition by such Mortgagee or person except to the extent that any such act, omission, breach or default continues following such entity’s acquisition of title and is capable of cure by such entity; (ii) be subject to any claim or offset which Tenant may have had against Landlord which arose prior to such foreclosure, trustee sale or deed-in-lieu, other than those offsets which may be expressly set forth in this Lease; (iii) be bound by any payment of Rent or any part thereof more than one month in advance (other than overpayment due to the estimates of Additional Charges for Expenses and Taxes being in excess of the actual Additional Charges for Expenses and Taxes); (iv) be bound by any material amendment or material modification to this Lease made after Tenant enters into any such subordination and non-disturbance agreement with such Mortgagee and without the written consent of such Mortgagee; (v) be obligated for the return of any security deposit or other thing of value now or hereafter given to Landlord to secure the performance by Tenant of its

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obligations under this Lease or any one or more of such obligations, except to the extent such security deposit or thing of value has been received by such Mortgagee or person; and (vi) be obligated to perform any repair or restoration of the Project required as a result of any damage, destruction or condemnation, except to the extent that such repair is required of Landlord under the Lease.

16. RE-ENTRY BY LANDLORD. Landlord reserves and shall at all reasonable times, upon no less than 24 hours’ prior notice (except in the case of an emergency), and subject to Tenant’s reasonable security precautions and the right of Tenant to accompany Landlord at all times (except in case of emergency), have the right to re-enter the Premises to inspect the Premises, to supply any service to be provided by Landlord to Tenant hereunder (unless Tenant is supplying such service), to post notices of nonresponsibility or as otherwise required or allowed by this Lease or by law, and to alter, improve or repair the Premises and any portion of the Building to the extent such alteration, improvement or repair is requested by Tenant hereunder or is the obligation of Landlord hereunder or is required to cure Tenant’s Default hereunder or to otherwise exercise any of Landlord’s rights or remedies hereunder, or the performance of such work is otherwise agreed to by Landlord and Tenant (and Landlord may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed and provided that the performance of any such work is coordinated in advance with Tenant to the extent commercially practicable). Further, Landlord shall have the right to re-enter the Premises, during normal business hours only, upon no less than 24 hours’ prior notice, with a Tenant escort at all times, and subject to Tenant’s reasonable security precautions, to show the Premises to prospective purchasers, Mortgagees or tenants. Landlord’s entry into the Premises in accordance with this Section 16 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof, and Tenant shall not be entitled to an abatement or reduction of Monthly Base Rent or Additional Charges in connection therewith, except as expressly set forth below. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portion thereof obtained by Landlord by any of said means, or otherwise, shall not under any emergency circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall use commercially reasonable efforts during re-entry to minimize any interference with Tenant’s Permitted Use of the Premises or its business conducted therein. Notwithstanding anything to the contrary set forth herein, if (a) any entry into or closure of the Premises by Landlord pursuant to this Section (i) is not made necessary by the acts or omissions of Tenant or any Tenant Party (including, without limitation, any Default) or by events described in Sections 19 or 20, and (ii) either (A) is made necessary by events or conditions within Landlord’s reasonable control and continues for more than five (5) consecutive business days, or (B) is made necessary by events or conditions outside Landlord’s reasonable control and continues for more than thirty (30) consecutive business days; and (b) during the period of, and as a result of, such entry or closure, the Premises (or a material portion thereof) is rendered unusable by Tenant for the conduct of its business, then Tenant shall be entitled to an abatement

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of Monthly Base Rent and Additional Charges for Expenses and Taxes beginning on the first business day immediately following the expiration of such five (5) or thirty (30) business day period, as applicable, and ending on the earlier to occur of the date on which such entry or closure terminates, which abatement shall be based on the rentable square footage of the portion of the Premises so rendered unusable.

17. INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted (any of the foregoing, an “Insolvency Proceeding”), shall at Landlord’s option constitute a Default (as defined in Section 18(a) below) by Tenant (provided that, with respect to a petition in bankruptcy, or receiver attachment, or other remedy pursued by a third party, such event shall not constitute a breach of this Lease so long as it is discharged within sixty (60) days).

18. DEFAULT.

(a) Tenant Default. The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a “Default” hereunder by Tenant upon expiration of the appropriate grace or cure period provided in this Section 18(a). Tenant shall have a period of ten (10) days from the date of written notice from Landlord (which notice shall be deemed to be the notice required by Section 1161 of the California Code of Civil Procedure; provided, however, that no such notice shall be deemed a forfeiture or termination of this Lease unless Landlord expressly so elects in such notice) within which to cure any failure to (i) pay Monthly Base Rent or Additional Charges, or (ii) observe or perform according to the provisions of Articles 4, 13 or 15 of this Lease. Tenant shall have a period of thirty (30) days from the date of receipt of written notice from Landlord (which notice shall be deemed to be the notice required by Section 1161 of the California Code of Civil Procedure; provided, however, that no such notice shall be deemed a forfeiture or termination of this Lease unless Landlord expressly so elects in such notice) within which to cure any other curable failure to perform any obligations under this Lease; provided, however, that with respect to any curable failure to perform a non-monetary obligation that cannot reasonably be cured within thirty (30) days, the cure period shall be extended for an additional period of time reasonably required to cause such cure if Tenant commences to cure within thirty (30) days from Landlord’s notice and continues to prosecute diligently the curing thereof. Notwithstanding the foregoing, if a specific time for performance or a different cure period is specified elsewhere in this Lease with respect to any specific non-monetary obligation of Tenant, such specific performance or cure period shall apply with respect to a failure of such obligation in lieu of, and not in addition to, the cure period provided in this Section 18(a).

(b) Landlord Remedies. Upon a Default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(i) The rights and remedies provided by California Civil Code, Section 1951.2 or successor code section, including but not limited to the right to recover

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from Tenant: (A) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (A) and (B) shall be computed with interest at twelve percent (12%) per annum or the highest lawful rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (C) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%).

(ii) The rights and remedies provided by California Civil Code, Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, Landlord may continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Monthly Base Rent and Additional Charges as they become due, for so long as Landlord does not terminate Tenant’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s rights to possession;

(iii) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

(iv) If Landlord elects to terminate this Lease, the right and power to enter the Premises and remove therefrom all persons and property and, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law.

(c) Landlord Default. Landlord shall have a period of thirty (30) days from the date of written notice from Tenant within which to cure any default of Landlord under this Lease; provided, however, that with respect to any default that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Landlord commences to cure within thirty (30) days from Tenant’s notice and continues to prosecute diligently the curing thereof. Tenant agrees to deliver to any Mortgagee a copy of any notice of default served upon the Landlord in the manner prescribed by Section 24 hereof; provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee (or in the manner prescribed by a Non-Disturbance Agreement entered into between Tenant and such Mortgagee). Notwithstanding anything set forth in this Lease to the contrary, in no event shall Landlord be deemed in default of this Lease to the extent such default is the result of a breach by Tenant of any of Tenant’s representations or warranties contained in the Purchase Agreement.

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(d) Tenant’s Remedies. Notwithstanding any other provision of this Lease, any judgment against Landlord in connection with a breach or default by Landlord under the terms of this Lease shall be recoverable only from the interest of Landlord in the Building (including, but not limited to, net proceeds obtained by Landlord from any sale of any portion of the Building, rents, and third-party claims held by Landlord relating to the Building). Landlord, or if Landlord is a partnership its partners whether general or limited, or if Landlord is a corporation its directors, officers or shareholders, or if Landlord is a limited liability company its members or managers, shall never be personally liable for any such judgment. Landlord’s interest in the Building shall include any insurance proceeds received by Landlord which are not controlled by any Mortgagee.

(e) No Consequential Damages. Notwithstanding any general contrary provision herein, but without negating or limiting any express remedies of either party provided herein, except as expressly set forth in Article 14 above, neither Landlord nor the Landlord Parties nor Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s or Landlord’s (as applicable) business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

19. DAMAGE AND DESTRUCTION.

(a) Restoration or Termination.

(i) Damage to Building. If the Building is damaged by fire or other casualty under circumstances where, pursuant to Landlord’s Repair Notice (defined below), the Premises can be made tenantable with all damage required to be repaired by Landlord hereunder so repaired on or before the date which is the earlier of (x) the date that is one hundred eighty (180) days after the commencement of such repairs, and (y) the date which is four (4) months prior to the Expiration Date (including any then-exercised Extension Term), then Landlord shall diligently rebuild the same using materials and workmanship that is substantially equal to or better in quality than those originally incorporated into the Premises; provided, however, notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord have any obligation to repair or restore (or any rights to proceeds from insurance carried by Tenant with respect to) the Leasehold Improvements or any Alterations constructed after the Commencement Date. If Landlord rebuilds the Premises in accordance with this Section 19(a)(i), then this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Monthly Base Rent and Additional Charges for Expenses and Taxes for the period of time during which such repairs to be made hereunder by Landlord are being made and, as a result of such repairs, Tenant’s Permitted Use or access to the Premises are adversely affected, which reduction in Rent shall be based upon the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Building, and such reduction in Rent shall continue until Tenant has been given

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reasonably sufficient time, and reasonably sufficient access to the Premises, to install any Leasehold Improvements and any Alterations performed after the Commencement Date (to the extent Tenant elects to restore them) and Tenant’s Personal Property to the extent reasonably necessary to conduct its business and to move into the Premises. The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

(ii) Restoration or Termination. Within forty-five (45) days after Tenant notifies Landlord in writing of the fire or other casualty to the Building, Landlord shall notify Tenant whether or not, in Landlord’s reasonable opinion (based upon Landlord’s architect and/or contractor’s good faith review), such repairs can be made (without payment of overtime or other premiums) on or before the date which is the earlier of (x) the date that is one hundred eighty (180) days after the commencement of such repairs, and (y) the date which is four (4) months prior to the Expiration Date and Landlord’s reasonable estimate of the time needed for such repairs (“Landlord’s Repair Notice”). If such repairs cannot be made (without payment of overtime or other premiums) by a date which is the earlier of (x) the date that is one hundred eighty (180) days after the commencement of such repairs and (y) the date which is four (4) months prior to the Expiration Date, Landlord shall have the option, within thirty (30) days after the date Landlord delivers the Landlord’s Repair Notice, to elect either to: (i) notify Tenant of Landlord’s intention to repair such damage and diligently prosecute such repairs, in which event this Lease shall continue in full force and effect and the Monthly Base Rent and Additional Charges for Expenses and Taxes shall be reduced as provided in Section 19(a); or (ii) notify Tenant of Landlord’s election to terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice is given by Landlord and this Lease shall terminate on the date specified in such notice. If, pursuant to Landlord’s Repair Notice, restoration or repair of the Building will not be completed by a date which is the earlier of (x) the date that is one hundred eighty (180) days after the commencement of such repairs and (y) the date which is four (4) months prior to the Expiration Date, Tenant shall have the right to terminate this Lease within thirty (30) days following receipt of Landlord’s Repair Notice, by providing Landlord with written notice of its election to do so which notice shall specify a date for termination of the Lease, which date shall be not less than thirty (30) nor more than sixty (60) days after such notice is given by Tenant and this Lease shall terminate on the date specified in such notice. In such event (and also in the event Landlord terminates the Lease pursuant to this Section 19(a)(ii)), Tenant shall have no liability for payment of the deductible under Landlord’s insurance relating to such damage. In case of termination by either event, the Monthly Base Rent and Additional Charges for Expenses and Taxes shall be reduced by a proportionate amount based upon the extent to which such damage interfered with Tenant’s Permitted Use of the Premises, and Tenant shall pay such reduced Monthly Base Rent and Additional Charges for

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Expenses and Taxes up to the effective date of such termination. Landlord agrees to refund to Tenant any Monthly Base Rent and Additional Charges for Expenses and Taxes previously paid for any period of time subsequent to the effective date of such termination.

(b) Uninsured Casualty. Notwithstanding Section 19(a), and subject to the termination right in Section 19(c), in the event of a Major Casualty (as defined below) to the Building (i) by a casualty of a type not required to be insured against by Landlord under the terms of this Lease and which is not in fact insured by Landlord, or (ii) under circumstances where the net insurance proceeds (plus applicable deductibles that are included in Expenses) obtained as a result of such casualty are ninety-five percent (95%) or a lesser percentage of the cost of restoration, rebuilding or replacement (including circumstances in which Landlord has been required by any Mortgagee to utilize insurance proceeds to pay down the Mortgage), and provided that Landlord carried the insurance required hereunder, this Lease shall automatically terminate unless (x) Landlord elects in writing, within forty-five (45) days after the date Tenant notifies Landlord in writing of such damage, to reconstruct the Building (in which event Tenant may still have the right to terminate this Lease in accordance with Section 19(a)(ii) or 19(c)), or (y) Tenant agrees in writing to directly fund such shortfall. A “Major Casualty” shall mean a casualty that renders unusable twenty percent (20%) or more of the rentable square footage of the Building, or for which the cost of restoration would exceed five percent (5%) of the replacement cost of the Building.

(c) Termination Right For Substantial Casualty. Notwithstanding anything to the contrary contained in this Lease, if during the Term, the Premises or a substantial portion thereof is damaged or destroyed by fire or other casualty, Tenant shall have the option to terminate this Lease as of the date of such damage or destruction by written notice to the other party given within forty-five (45) days after Tenant notifies Landlord in writing of such damage or destruction, in which event Landlord shall make a proportionate refund to Tenant of such Monthly Base Rent and Additional Charges for Expenses and Taxes as may have been paid in advance. For purposes of this Section 19(c), a substantial portion of the Premises shall mean that, pursuant to Landlord’s Repair Notice, the damage cannot be completed (without payment of overtime or other premiums) within one hundred eighty (180) days after the commencement of the repairs.

(d) Tenant’s Additional Termination Right. If Tenant had the right to terminate this Lease pursuant to the provisions of Section 19(a) but declined to exercise such right, and the Landlord’s repairs are not actually completed within one hundred twenty (120) days following the expiration of the period for such repairs set forth in Landlord’s Repair Notice (without any delay or extension of such period beyond an additional sixty (60) days for Force Majeure), Tenant shall have the additional right to terminate this Lease following the end of such period until such time as such repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice.

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20. EMINENT DOMAIN.

(a) Taking of the Premises. If all or any part of the Premises are condemned or taken for a public or quasi-public use, then any award or compensation arising out of such condemnation shall be paid to Landlord, and Tenant hereby irrevocably assigns any rights of Tenant in and to any award or compensation to Landlord. Tenant shall execute, acknowledge and deliver to Landlord upon demand such document or instruments evidencing such assignment. Tenant shall have no claim against Landlord for any part of such award or compensation, whether or not attributable to the value of the unexpired term of this Lease. However, Tenant shall be entitled to petition the condemning authority for the following, so long as such claims do not diminish the award available to Landlord or its ground lessor, and such claims are payable separately to Tenant: (i) the then unamortized value of any Alterations paid for by Tenant from its own funds (as opposed to any allowance provided by Landlord) which Tenant has the right to remove upon termination of this Lease; (ii) the value of Tenant’s trade fixtures; (iii) Tenant’s relocation costs; and (iv) Tenant’s goodwill, loss of business and business interruption. If, after condemnation of less than all of the Premises, the remaining portion may be used, in Tenant’s reasonable judgment, for the Permitted Use, then Monthly Base Rent and Additional Charges for Expenses and Taxes shall be reduced for the balance of the Term in the proportion that the rentable area of the portion of the Premises taken bears to the total rentable area of the Premises immediately prior to such taking. If the entire Premises are condemned or taken, or if less than all are taken and, in Tenant’s reasonable judgment, the remaining portion cannot be used for the Permitted Use, then Tenant may terminate this Lease by written notice to Tenant. In addition, in the event of a taking of twenty percent (20%) of the rentable area of the Premises or more, Tenant will have the right to terminate this Lease. If this Lease is not so terminated, Landlord shall repair and restore the Premises continuing under this Lease at Landlord’s cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the Tenant’s Personal Property. The sale of all or any part of the Premises, Building or Project, as applicable, under threat of the exercise of the power of eminent domain to an entity which possesses such power shall constitute a condemnation and taking for purposes of this Lease.

(b) Restoration or Termination. Notwithstanding Section 20(a), Landlord shall not be obligated to expend more in connection with such correction than the amount of that portion of the severance damages received in the condemnation which is allocated by the court or the condemnor to the expenses of the repair or reconstruction of the Premises or of that portion of the Building or Project requiring correction (or, if the Building or Project also requires repair and reconstruction in areas other than the area of the correction necessary to serve the Premises, then an equitable portion of the amount of severance damages allocated to all such repair and reconstruction). However, if Landlord does not have sufficient proceeds to substantially complete the restoration of the Premises required herein, and if Landlord elects not to fund the shortfall, Landlord shall so notify Tenant (the “Insufficient Proceeds Notice”), and Tenant, within thirty (30) days after receipt of the Insufficient Proceeds Notice, shall have the right to terminate this Lease by the giving of written notice to Landlord. If Tenant does not terminate the Lease, then Landlord shall restore the Premises to the extent possible using the proceeds made available to Landlord for such purpose. Any termination of this Lease pursuant to this Section 20 shall be effective as of the date of vesting of title pursuant to the condemnation or taking, and Landlord shall make a proportionate refund to Tenant of any Monthly Base Rent and recurring Additional Charges that have been paid in advance.

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(c) Temporary Taking. Notwithstanding anything to the contrary contained in this Section 20, if there is a condemnation or taking for a public or quasi-public use of the temporary use or occupancy of any part of the Premises during the Term, this Lease shall be and remain unaffected by such Taking and Tenant shall continue to pay in full all Monthly Base Rent and Additional Charges payable hereunder by Tenant during the Term. In such event, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the Term. If such temporary taking is for a period longer than one hundred twenty (120) days and unreasonably interferes with Tenant’s Permitted Use, then Tenant shall have the right to terminate this Lease, and Landlord shall be entitled to receive the entire award for the temporary taking, except for that portion which represents compensation for the use or occupancy of the Premises during the period of time prior to such termination.

(d) Waiver of Statutory Provisions. Landlord and Tenant understand and agree that the provisions of this Section 20 are intended to govern fully the rights and obligations of the parties in the event of a condemnation or taking of all or any portion of the Premises. Accordingly, the parties each hereby waives any right to terminate this Lease in whole or in part under Sections 1263.260, 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar Law now or hereafter in effect.

21. SALE BY LANDLORD. If Landlord sells or otherwise conveys its interest in the Premises, Landlord shall be relieved of its obligations under this Lease from and after the date of sale or conveyance (including, without limitation, the obligations of Landlord under Section 31), provided that the successor owner assumes in writing the obligations to be performed by Landlord on and after the effective date of the transfer, whereupon Tenant shall attorn to such successor owner.

22. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Monthly Base Rent or Additional Charges except as is expressly set forth in this Lease. If a Default by Tenant occurs and is not cured within applicable grace or cure periods, then Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any payment or perform any act on Tenant’s part to be made or performed as provided in this Lease in order to cure any such Default. All sums so paid and costs so incurred by Landlord, together with interest thereon at the Default Rate from the date Landlord makes such payment or incurs such cost, shall be payable as Additional Charges to Landlord within twenty (20) days after receipt by Tenant of a bill or statement therefor accompanied by reasonably detailed back-up documentation.

23. SURRENDER OF PREMISES.

(a) Delivery of Premises. At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver to Landlord possession of the Premises, together with all improvements or additions upon the Premises or belonging to

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Landlord, by whomsoever made, in substantially the same condition as on the Commencement Date, or first installed, subject to the parties’ obligations under this Lease and to normal wear and tear. Tenant shall have no right or obligation to remove any of the alterations or improvements located within the Premises or elsewhere on the Project or Common Area on the Commencement Date, including, without limitation, the Leasehold Improvements. Tenant shall have the right, but not the obligation, to remove any Permitted Alterations on or before the expiration or earlier termination of the Term, provided that Tenant repairs any damage caused by such removal and restores the applicable portions of the Premises to its original condition as of the Commencement Date. Subject to Section 36, upon the expiration or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall remove all Tenant’s Personal Property, including, without limitation, all of Tenant’s trade fixtures, and Tenant shall repair any damage caused by such removal, provided that at Tenant’s sole election Tenant may leave in place (or remove) racks located in the laboratories that are bolted and seismically braced. Upon such expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense, forthwith and with all due diligence remove any Alterations made by or for the account of Tenant after the Commencement Date (other than Permitted Alterations, which Tenant shall not be required to remove), designated by Landlord to be removed (provided, however, that upon the written request of Tenant prior to installation of such Alterations, Landlord shall advise Tenant at that time whether or not such specific Alterations must be removed upon the expiration or sooner termination of this Lease, and to the extent Landlord has not promptly stated that such specific Alteration is to be removed, Tenant shall not be obligated to remove such Alteration pursuant to this Section 23(a)), and restore the applicable portions of the Premises to its original condition as of the Commencement Date, subject to all of the foregoing. Any Tenant’s Personal Property, Alterations, or other personal property not removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. In the event that this Lease is terminated by Landlord or Tenant pursuant to Section 19 or Section 20, Tenant shall have access to the Project following the termination of the Lease (if necessary) to allow Tenant to perform the work required by this Section 23(a) following reasonable prior notice to Landlord. Tenant shall use all commercially reasonable efforts to minimize interference with Landlord’s use of the Premises during any such periods of access following the termination of the Lease. Subject to the terms of this Section 23, Landlord hereby grants Tenant the right to perform the work necessary to surrender the Premises in the condition required by this Section 23. All obligations of Tenant under this Section 23 not fully performed as of the expiration or earlier termination of the Lease shall survive the expiration or earlier termination of the Lease.

(b) Condition of the Project Upon Surrender. In addition to the above requirements of this Article 23, upon the expiration of the Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises in satisfaction of the terms and conditions of Section 7(b) above. Furthermore, the improvements to be surrendered by Tenant (the “Surrendered Improvements”) shall be in compliance with, and Tenant having complied with, Tenant’s obligations under this Lease to maintain and deliver such Surrender Improvements in as good order and condition as when Tenant installed or took possession thereof and as thereafter improved or altered by Landlord and/or Tenant, reasonable wear and tear, and repairs which are specifically made the responsibility of Landlord hereunder, excepted.

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(c) Declaration Restoration Obligations. Landlord hereby assumes and agrees to perform as and when required, all obligations of the “Brocade Owner” or Tenant or any Tenant Party under the Declaration with respect to the removal and/or restoration of any improvements, installations, equipment, conduit or other property, including, without limitation, all obligations under Section 2.6.2.9 of the Declaration.

(d) No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

24. NOTICES. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail, return receipt requested, reputable overnight carrier, or delivered personally, (i) to Tenant, at Tenant’s address set forth in the Basic Lease Information; or (ii) to Landlord at Landlord’s address set forth in the Basic Lease Information; or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 24. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which delivery of the notice from a reputable overnight carrier is accepted and signed for, or on the date a reputable overnight carrier indicates refusal of delivery, or upon the date personal delivery is made to the applicable address; provided, however, that if delivery is so effected either (x) on a weekend or holiday or (y) after 5:00 p.m. Pacific time on any day, notice shall be deemed given on the next succeeding business day. If Tenant is notified in writing of the identity and address of any Mortgagee or ground or underlying lessor, Tenant shall give to such Mortgagee or ground or underlying lessor notice of any default by Landlord under the terms of this Lease in writing sent by registered or certified mail.

25. ABANDONMENT. Tenant shall not abandon the Premises and/or cease performing its financial, insurance and maintenance obligations under this Lease at any time during the Term. If Tenant shall abandon and/or cease performing its financial, insurance and maintenance obligations under this Lease, or surrender the Premises or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and title thereto shall thereupon pass to Landlord. For purposes of this Section 25, “abandonment” shall mean departure from the Premises, leaving the same unsecured or leaving the Premises in such a condition so as to threaten the integrity of or serious damage to the Premises, Common Area, Building, Project or Building Systems. “Abandonment” shall not include vacation of the Premises where Tenant continues to pay all Rent due hereunder and has properly secured the same and where no threat of harm to Building Systems or Common Area is posed by any condition created or allowed by Tenant in the Premises.

26. ATTORNEYS’ FEES. If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises and whether such litigation

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sounds in tort or in contract, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs (including without limitation collection agency costs, court costs, and fees of appraisers, experts and accountants). As used herein, attorneys’ fees and costs shall include, without limitation, attorneys’ fees, costs, and expenses incurred in connection with any (i) post judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

27. CORPORATE AUTHORITY. Tenant hereby represents and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Project is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

28. PARKING. Tenant shall have the exclusive right to all rights of the “Brocade Owner” under the Declaration with respect to parking (both in Garage B and in surface areas) and use of Garage B, and to all related access and other rights under the Declaration, all on the terms and conditions of the Declaration and subject to Encumbrances.

29. REAL ESTATE BROKERS. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for any broker named in the Basic Lease Information, whose fees or commission, if earned, shall be paid by Tenant pursuant to a separate written agreement between Tenant and Tenant’s Broker. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any other broker, finder or other person with whom the other party has or purportedly has dealt.

30. EXTERIOR SIGNAGE. Tenant shall be entitled to the exterior signage existing at the Project as of the Commencement Date, which signage shall be maintained and repaired by Tenant at Tenant’s sole cost and expense. Any additional or new signage shall be subject to the terms and conditions of the Declaration. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s exterior signage to be removed and shall cause the areas in which such exterior signage was located to be restored to the condition existing immediately prior to the placement of such exterior signage (excepting normal wear and tear caused by the sun, rain and other elements to which such Tenant’s exterior signage is exposed). If Tenant fails to timely remove such exterior signage or to restore the areas in which such exterior signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor.

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31. HAZARDOUS MATERIAL LIABILITY.

(a) Definition of Hazardous Materials. The term “Hazardous Materials” means any substances, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and/or other federal laws governing the environment, together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate materials due to their actual or potential radioactivity, biological properties, toxicity or actual or potential carcinogenic, mutagenic or teratogenic properties or actual or potential harm to humans, animals and/or the environment. The term “Hazardous Materials” shall include, without limitation, asbestos, petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), but expressly excludes mold.

(b) Tenant Indemnity. Subject to Section 31(d) below, Tenant releases Landlord from any liability for, waives all claims against Landlord and shall indemnify, defend and hold harmless Landlord, its employees, members, partners, agents, subsidiaries and affiliates against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonable attorneys’ fees), damage or liability, whether foreseeable or unforeseeable, by reason of clean up, property damage, personal injury or death arising from any Hazardous Materials that are released at, in, on or under the Premises by Tenant or any Tenant Party during the Term. For the purposes of Lease, “release” shall not include the natural migration or natural movements of Hazardous Materials which were present in the soil, groundwater, landscaping or improvements at the Project (whether or not a part of the improvements as originally constructed) as of the Commencement Date. The provisions of this Tenant Indemnity shall survive the termination of this Lease.

(c) Landlord Indemnity. Subject to Section 31(d) below, Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its employees, members, partners, agents, subsidiaries and affiliates against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonable attorneys’ fees), damage or liability, whether foreseeable or unforeseeable, by reason of clean up, property damage, personal injury or death arising from any Hazardous Materials that are released at, in, on or under the Premises by Landlord or any Landlord Party during the Term, except to the extent caused by the release of Hazardous Materials at, in, on or under the Project by Tenant or any Tenant Party during the Term. The provisions of this Landlord Indemnity shall survive the termination of the Lease.

(d) Limited Effect of this Section 31. Notwithstanding anything to the contrary set forth above, the provisions of this Section 31 shall not modify in any respect the agreement of the parties as set forth in the Purchase Agreement relating to Hazardous Materials existing in the soil or the groundwater, landscaping or improvements as of the Commencement Date.

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32. SATELLITE ANTENNAE. During the Term of this Lease, Tenant shall have the right to continue to operate any existing satellite antennae (“Antennae”) on the roof of the Building in its current location(s), in accordance with all relevant regulatory approvals. In the event that Tenant desires to install new Antennae or move any Antennae, such work shall be considered “Alterations” for all purposes under this Lease, and the installation and removal thereof, and Landlord’s rights to consent with respect thereto, shall be governed by the applicable terms and conditions of this Lease, provided that such installation shall be subject to all relevant regulatory approvals and any new Antenna location shall be mutually approved by Landlord and Tenant. Tenant shall not be charged additional rent for roof space. Tenant shall maintain and repair the Antennae at its sole cost and expense and shall be responsible for any damage caused by the installation of the Antennae or, except to the extent cause by the acts or omissions of Landlord, related to the Antennae.

33. MISCELLANEOUS.

(a) Defined Terms. The term “Premises” wherever it appears herein includes and shall be deemed or taken to include (except where such meaning would be clearly repugnant to the context) the space demised and improvements now or at any time hereafter comprising or built in the space hereby demised. The section headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. The term “Landlord” shall include Landlord and its successors and assigns. In any case where this Lease is signed by more than one person, the obligations hereunder shall be joint and several. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, and permitted assigns, according to the context hereof.

(b) General Provisions. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or Tenant or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument by the parties hereto.

(c) Construction. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Lease against the party drafting it is not applicable and is waived. If for any reason whatsoever any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

40.

(d) Quiet Enjoyment. Upon Tenant paying the Monthly Base Rent and Additional Charges and performing all of Tenant’s obligations under this Lease, Tenant shall have quiet and peaceful enjoyment of the Premises during the Term as against all persons or entities lawfully claiming by, through or under Landlord; subject, however, to the provisions of this Lease.

(e) Waiver. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Monthly Base Rent or Additional Charges by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Monthly Base Rent or Additional Charges. Failure by a party to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of such party to insist thereafter upon strict performance by the other party. Waiver by a party of any term, covenant or condition contained in this Lease may only be made by a written document signed by such party.

(f) Successors and Assigns. Subject to the provisions of Section 9, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, successors and assigns.

34. OFAC COMPLIANCE. Each of Landlord and Tenant represents, warrants and covenants to and for the benefit of the other as follows for so long as this Lease remains in effect: (i) it is not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons”, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury; and (ii) it is not engaged, and will not be engaged, directly or indirectly, in any dealings or transactions, and is not and will not be otherwise associated with, any such person, group, entity or nation, in an unlawful manner.

35. LEASED EXTERIOR EQUIPMENT. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Exterior Equipment during the Lease Term, at no additional cost to Tenant, upon the terms and conditions set forth in this Lease. Landlord makes no representation or warranty as to the condition of the Exterior Equipment.

36. OPTIONAL SALE OF CUBICLES. At Tenant’s sole option, Tenant may elect to sell, and Landlord (in the event Tenant exercises such option) hereby agrees to purchase from Tenant on the Expiration Date all then-existing furniture cubicle systems (approximately 665), for the sum of One Dollar ($1.00), by execution and deliver of the Bill of Sale attached hereto as Exhibit D. Landlord further understands and agrees that all such furniture cubicle systems would be sold in their “as-is” condition, and that Tenant would make no representation or warranty, express or implied, with respect to the existence, condition, usefulness or suitability for any use of any such property.

41.

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42.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LH GP Holdings LLC, a Delaware limited liability company

By:
Name:
Its:

TENANT:

BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation

By:
Name:
Its:

43.

EXHIBIT A

Land

Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL OF PARCEL A, AS SAID PARCEL IS SHOWN UPON THAT CERTAIN PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA ON NOVEMBER 18, 2003 IN BOOK 766 OF MAPS AT PAGES 14, 15, 16, 17 AND 18.

PARCEL TWO:

ANY AND ALL EASEMENTS BENEFITING PARCEL ONE ABOVE DESCRIBED PURSUANT TO SKYPORT PLAZA DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS, EXECUTED BY SPIEKER PROPERTIES, L.P., A CALIFORNIA LIMITED PARTNERSHIP, AND RECORDED FEBRUARY 14, 2001 AS INSTRUMENT NO. 15560409, AS AMENDED BY FIRST AMENDMENT TO SKYPORT PLAZA DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS EXECUTED BY SKYPORT PLAZA OWNERS ASSOCIATION RECORDED OCTOBER 26, 2001 AS INSTRUMENT NO. 15929606, SECOND AMENDMENT TO SKYPORT PLAZA DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS EXECUTED BY SKYPORT PLAZA OWNER’S ASSOCIATION, RECORDED OCTOBER 22, 2002 AS INSTRUMENT NO. 16552265, THIRD AMENDMENT TO SKYPORT PLAZA DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS EXECUTED BY SKYPORT PLAZA OWNER’S ASSOCIATION, RECORDED SEPTEMBER 12, 2003 AS INSTRUMENT NO. 17343456, AND FOURTH AMENDMENT TO SKYPORT PLAZA DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS EXECUTED BY SKYPORT PLAZA OWNERS ASSOCIATION, RECORDED ON NOVEMBER 18, 2003 AS INSTRUMENT NO. 17480072 AND CORRECTED AND RE-RECORDED ON DECEMBER 4, 2003 AS INSTRUMENT NO. 17502811, OFFICIAL RECORDS OF SANTA CLARA COUNTY.

PARCEL THREE:

ANY AND ALL EASEMENTS BENEFITING PARCEL ONE ABOVE DESCRIBED PURSUANT TO THOSE CERTAIN “SKYPORT PLAZA (ADJUSTED PARCEL II) DECLARATION OF COMMON EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS” EXECUTED BY EOP-SKYPORT I L.L.C., A DELAWARE LIMITED LIABILITY COMPANY AND BROCADE COMMUNICATION SYSTEMS SKYPORT L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, RECORDED NOVEMBER 18, 2003 AS INSTRUMENT NO. 17480071, AND CORRECTED AND RE-RECORDED ON DECEMBER 4, 2003 AS INSTRUMENT NO. 17502810 OFFICIAL RECORDS OF SANTA CLARA COUNTY.

APN: 230-29-119

Exhibit A

A-1

EXHIBIT B

Premises

Exhibit B

B-1

EXHIBIT C

Leased Exterior Equipment

Outside Enclosure:

EG2: 800kW Emergency Generator

EG3: 1000kW Emergency Generator

Inside Garage:

ATS3: Automatic Transfer Switch

ATS4: Automatic Transfer Switch

UPS3: 500kW UPS

UPS4: 500kW UPS

EG4: 1000kW Emergency Generator

LN2: Liquid Nitrogen Tank

Air Compressor: Air Compressor and Air Dryer

Exhibit C

C-1

EXHIBIT D

BILL OF SALE

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Brocade Communications Systems, Inc., a Delaware corporation (“Seller”), does hereby sell, transfer, and convey, without warranty, to             , a                      (“Buyer”), all existing furniture cubicle systems currently located within the Premises (as defined in that certain Lease by and between Seller and Buyer dated as of January     , 2010).

DATED

Seller:	BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation

By:
Its:

Exhibit D

D-1.

EXHIBIT E

MARKET RENT ANALYSIS

When determining Fair Market Rental Value, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Fair Market Rental Value,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit E) of the “Net Equivalent Lease Rates,” of the “Comparable Transactions”. The “Fair Market Rental Value,” as used in this Lease, shall equal the annual rent per rentable square foot as would be applicable on the commencement of the applicable Extension Term, at which tenants, are, pursuant to transactions consummated during the period from twelve (12) months to three (3) months prior to the commencement of the applicable Extension Term (provided that reasonable adjustments shall be made to reflect any perceived changes which will occur in the Fair Market Rental Value following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Extension Term), leasing non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of no less than 100,000 rentable square feet for a minimum term of five (5) years (with appropriate adjustments to reflect the actual length of the applicable Extension Term), in an arm’s-length transaction, in Comparable Buildings (as defined below) (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit E and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions; (ii) the amount of parking rent per parking permit paid in the Comparable Transactions; (iii) for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction; (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (v) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age and quality of such improvements, disregarding the fact that they were built out specifically for Tenant; (vi) the measurement standard used in the Premises and in Comparable Transactions; (vii) the amount, type and location of parking provided in each such Comparable Transaction; (viii) the level of services provided by the landlord in each such Comparable Transaction and the level of control and rights of the tenant over the building in each Comparable Transaction; and (ix) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions.

3. TENANT IMPROVEMENT ALLOWANCE. If, in determining the Fair Market Rental Value for an Extension Term, a tenant improvement or comparable allowance for the improvement of the Premises is granted to Tenant as a component of the Fair Market Rental Value (the “Extension Term TI Allowance”), Landlord may, at Landlord’s sole option, elect to grant all or a portion of the Extension Term TI Allowance in accordance with the following: (i) to grant some or all of the Extension Term TI Allowance from Landlord in the form as

Exhibit E

described above (i.e., as an improvement allowance), and/or (ii) to grant an offset against the rental rate component of the Fair Market Rental Value all or a portion of the Extension Term TI Allowance against the Rent next due and owing during such Extension Term (in which case such portion of the Extension Term TI Allowance provided in the form of a rental offset shall not be received by Tenant). To the extent Landlord elects not to grant the entire Extension Term TI Allowance as a tenant improvement allowance, the offset under item (ii), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class office buildings located in the metropolitan area of San Jose, California (i.e., in the cities of San Jose, Mountain View, Sunnyvale and Santa Clara), which are comparable in size, age (considering any material upgrades or renovation), and location to the Building.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Fair Market Rental Value, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1. The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3 The resultant net cash flow from the lease should be then discounted (using a 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

5.4 From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

Exhibit E

5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Fair Market Rental Value which shall be stated as a Net Equivalent Lease Rate applicable to each year of the Extension Term.

Exhibit E

EXHIBIT F

COMPONENTS OF BASE BUILDING SYSTEMS

•	HVAC – main air handlers, boilers, chiller plant and equipment associated with comfort cooling including all VAV’s, but expressly excluding HVAC equipment relating to specialty systems.

•

Electrical - base electrical systems other than “Secondary Distribution Systems” (defined as all electrical feeds from customary electrical panels), and not including electrical panels on the two above-standard additional risers that previously were installed by Tenant.

•	Life Safety systems including but not limited to fire alarm detection system, public address system, fire sprinkler, emergency lighting and exit lighting.

•	Base plumbing systems for domestic (as opposed to chilled) water and all controls appurtenant thereto, not including plumbing located in or serving Tenant’s laboratory areas.

•	Elevators

Exhibit F

F-1